EXHIBIT 10.40

EXECUTION COPY

U.S. $400,000,000

FIRST AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

Dated as of July 30, 2007

Among

AMBAC FINANCIAL GROUP, INC. and

AMBAC ASSURANCE CORPORATION,

as Borrowers,

CERTAIN COMMERCIAL LENDING INSTITUTIONS,

as Lenders,

CITIBANK, N.A.,

as Administrative Agent,

THE BANK OF NEW YORK and

KEYBANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents,

HSBC BANK USA, N.A. and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents,

and

CITIGROUP GLOBAL MARKETS INC.,

as Sole Lead Arranger and Sole Book Runner

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ii

Schedules

Schedule I -	Commitments
Schedule II -	Administrative Agent’s Account(s)
Schedule III -	MCR Costs
Schedule 4.01(h) -	Contingent Liabilities
Schedule 5.02(a) -	Ongoing Debt

Exhibits

Exhibit A -	Form of Note
Exhibit B -	Form of Notice of Borrowing
Exhibit C -	Form of Assignment and Acceptance
Exhibit D -	Form of Compliance Certificate
Exhibit E -	Form of Opinion of Anne Gill Kelly, Esq. Managing Director, Secretary and Assistant General Counsel of Ambac Financial
Exhibit F -	Form of Opinion of Kevin J. Doyle, Esq., Senior Vice President and General Counsel of Ambac Assurance
Exhibit G -	Form of Opinion of DeWitt, Ross & Stevens, S.C., Wisconsin Special Counsel to Ambac Assurance
Exhibit H -	Form of Opinion of Baker Botts L.L.P., Special New York Counsel to the Borrowers
Exhibit I -	Form of Opinion of Milbank, Tweed, Hadley & McCloy LLP, Special New York Counsel to the Administrative Agent

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FIRST AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT dated as of July 30, 2007 (this “Agreement”) among AMBAC FINANCIAL GROUP, INC., a Delaware corporation (“Ambac Financial”), AMBAC ASSURANCE CORPORATION, a Wisconsin stock insurance corporation (“Ambac Assurance” and, together with Ambac Financial, the “Borrowers”), the banks, financial institutions and other institutional lenders listed on the signature pages hereof (the “Initial Lenders”) and CITIBANK, N.A. (“Citibank”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

The Borrowers, certain banks and Citibank, as administrative agent, are parties to a Revolving Credit Agreement dated as of July 28, 2005 (as amended by Amendment No. 1 thereto dated as of July 28, 2006, the “Existing Credit Agreement”). The parties hereto desire to amend the Existing Credit Agreement in certain respects and to restate in its entirety the Existing Credit Agreement as so amended, and, accordingly, the parties hereto agree that the Existing Credit Agreement shall, effective on the Effective Date (as defined below), be amended and restated to read in its entirety as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01 Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“ABC Securities” means securities issued by a Finance Trust representing an undivided beneficial interest in assets acquired by a Finance Trust from Ambac Assurance with the net proceeds of such issuance.

“Additional Commitment Agreement” has the meaning specified in Section 2.17(c).

“Additional Commitment Lender” has the meaning specified in Section 2.17(c).

“Administrative Agent” has the meaning specified in the preamble.

“Administrative Agent’s Account” means, with respect to any Currency, the account of the Administrative Agent for such Currency designated in Schedule II hereto or as otherwise designated by it as such account for such Currency by notice to the Lenders and the Borrowers; provided that any such account shall at all times be located in either the United States or the United Kingdom.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” has the meaning specified in Section 2.01.

“Affected Person” has the meaning specified in Section 2.18.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agreement” has the meaning specified in the preamble.

“Aleutian” means Aleutian Investments LLC, a Delaware limited liability company.

“Alternate Currency” means, at any time, Euros or Sterling; provided that, at such time, such Currency is available to be borrowed in the London interbank deposit market and is freely convertible into Dollars.

“Alternate Currency Equivalent” means, with respect to any amount denominated in Dollars on any date, the amount of an Alternate Currency that would be required to purchase such amount of Dollars, as determined by the Administrative Agent, at the spot selling rate at which Citibank offers to sell Dollars for such Alternate Currency, at approximately 11:00 A.M., London time, for delivery two Business Days thereafter, determinations thereof made in good faith by the Administrative Agent to be conclusive and binding on the parties in the absence of manifest error.

“Ambac Assurance” has the meaning specified in the preamble.

“Ambac Financial” has the meaning specified in the preamble.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurocurrency Lending Office in the case of a Eurocurrency Rate Advance.

“Applicable Margin” means, as of any date, a percentage per annum determined by reference to the Financial Strength Rating in effect on such date as set forth below:

	Financial Strength Rating Moody’s/S&P	Applicable Margin for Base Rate Advances	Applicable Margin for Eurocurrency Rate Advances
Level 1	Aaa/AAA	0.000%	0.125%
Level 2	Aa1/AA+	0.000%	0.140%
Level 3	Aa2/AA	0.000%	0.220%
Level 4	Lower than Level 3	0.000%	0.250%

provided that upon the occurrence and during the continuance of any Event of Default, the Applicable Margin determined as provided above shall be increased by 2% per annum.

“Asset Disposition” has the meaning specified in Section 5.02(c).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit C hereto.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a) the rate of interest announced publicly by Citibank in New York City from time to time as Citibank’s base rate; and

(b) the Federal Funds Rate plus 0.5% per annum.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.06(a)(i).

“Borrowers” has the meaning specified in the preamble.

“Borrowing” means a borrowing consisting of Advances of the same Type made to a Borrower on the same day by the Lenders.

“Business Day” means any day (a) on which commercial banks are not authorized or required by law to close in New York City, and (b) if such day relates to (i) any Eurocurrency Rate Advance denominated in Dollars, a day that is also a London Banking Day, (ii) if such day relates to any Advance denominated in Sterling, a day also on which foreign exchange trading is carried out in the London interbank market and on which banks are open in London and (iii) if such day relates to any EURIBOR Advance a day on which foreign exchange trading is carried out in the London interbank market and that is also a Target Operating Day and, if applicable, a day on which foreign exchange trading is carried out in the Brussels interbank market.

“Change of Control” means any of the following events:

(a) Ambac Financial shall (i) cease to own, beneficially and of record, directly or indirectly, at least 51% of the shares of capital stock of Ambac Assurance (other than directors’ qualifying shares) or (ii) cease to have the ability to elect a majority of the board of directors of Ambac Assurance; or

(b) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable, except that for purposes of this paragraph (b) such person or group shall be deemed to have “beneficial ownership” of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), other than any “person” or “group” that is a wholly-owned Subsidiary of either Borrower, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 promulgated pursuant to the Exchange Act), directly or indirectly, of more than 30% of the aggregate voting power of all Voting Stock of Ambac Financial.

“Citibank” has the meaning specified in the preamble.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” has the meaning specified in Section 2.01.

“Commitment Date” has the meaning specified in Section 2.16.

“Commitment Termination Date” means the earlier of (a) July 30, 2012, as the same may be extended on and subject to the terms and conditions of this Agreement, and (b) the date of termination in whole of the Commitments pursuant to Section 2.04 or 6.01; provided that if such day is not a Business Day, the Commitment Termination Date shall be the immediately preceding Business Day.

“Compliance Certificate” means a certificate duly completed and executed by a Responsible Officer of Ambac Financial, substantially in the form of Exhibit D hereto.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Contingent-Capital Securities” means notes or securities so long as:

(a) at the time of any relevant determination under this Agreement such notes or securities are classified as “soft capital” or “contingent capital” in accordance with then-applicable methodology by Moody’s and S&P;

(b) such notes or securities are issued by either Borrower or any Subsidiary thereof, or by a special purpose vehicle, under one or more facilities that permit such issuer or any Subsidiary thereof or, if such issuer is a special purpose vehicle, either Borrower or any Subsidiary thereof to draw funds at the discretion of such Person or upon the occurrence or existence of any event or condition specified therein; and

(c) the proceeds of which are (i) deposited into a segregated account in the name of such issuer, (ii) accessible from such account in accordance with the terms of a put option, capital contribution or other similar agreement or facility between the issuer thereof and either Borrower or any Subsidiary thereof, as applicable, and (iii) withdrawn from such account solely to (A) acquire or purchase investments that are credited to such account, (B) contribute capital to Ambac Assurance or (C) to repay such notes or securities and pay interest thereon and other amounts payable with respect thereto.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation under any Contingent Liability at any time shall (subject to any limitation set forth therein) be deemed to be the outstanding amount at such time (or, except in the case of the Indebtedness or obligation guaranteed thereby being unutilized credit lines for Derivative Transactions, if larger, the maximum amount) of the Indebtedness or obligation guaranteed thereby.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with either Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Base Rate Advances into Eurocurrency Rate Advances denominated in Dollars, or of Eurocurrency Rate Advances denominated in Dollars into Base Rate Advances, pursuant to Section 2.07 or 2.08.

“Credit-Linked Notes” means notes or other securities issued by either Borrower or any Subsidiary thereof (a) containing provisions providing that the payment of principal thereof, or interest thereon, may be altered if certain events occur relating to a Person other than the issuer thereof, (b) that are not treated as short term debt or long term debt for GAAP purposes and (c) that are accorded risk transfer credit by Moody’s and S&P at the time of issuance thereof.

“Currency” means Dollars or any Alternate Currency.

“Current Commitment Termination Date” has the meaning specified in Section 2.17(a).

“Debt” of any Person means, without duplication, all Indebtedness of such Person of any type described in clause (a), (b) or (c) of the definition of “Indebtedness” and all Contingent Liabilities of such Person in respect of any Indebtedness of any other Person of any such type.

“Declining Lender” has the meaning specified in Section 2.17(b).

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Derivative Transactions” means, with respect to any Person, interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate options, interest rate futures, foreign currency swap agreements, foreign currency cap agreements, foreign currency collar agreements, foreign currency options, foreign currency futures and all other similar agreements or arrangements and all liabilities of such Person thereunder.

“Dollar Equivalent” means, with respect to any amount denominated in an Alternate Currency on any date, the amount of Dollars that would be required to purchase such amount of such Alternate Currency, as determined by the Administrative Agent, at the spot selling rate at which Citibank offers to sell such Alternate Currency for Dollars, at approximately 11:00 A.M., London time, for delivery two Business Days thereafter, determinations thereof made in good faith by the Administrative Agent to be conclusive and binding on the parties in the absence of manifest error.

“Dollars” and “$” mean the lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire, or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Administrative Agent.

“Effective Date” means the first date on which the Administrative Agent notifies each Borrower and the Initial Lenders that all of the conditions set forth in Section 3.01 have been satisfied.

“Eligible Assignee” means (a) the Federal Reserve Bank of the United States and (b) an Eligible Transferee; provided, however, that neither Borrower nor an Affiliate of the Borrowers shall qualify as an Eligible Assignee.

“Eligible Transferee” means a commercial bank or other financial institution having the Required Lender Rating.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“EMU Legislation” means legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency (whether known as the Euro or otherwise), being in part the implementation of the third stage of EMU.

“Equity Issuance” means any issuance or sale (including, without limitation, as a result of a conversion or exchange of debt securities) by either Borrower or any of their Subsidiaries of equity securities issued by either Borrower or any of their Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“EURIBOR Advance” means any Eurocurrency Rate Advance which is denominated in Euros and bears interest at a rate determined in accordance with clause (b) of the definition of Eurocurrency Rate in this Section 1.01.

“Eurocurrency Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurocurrency Lending Office” in its Administrative Questionnaire (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Administrative Agent.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurocurrency Rate” means:

(a) for any Interest Period for each Eurocurrency Rate Advance denominated in Dollars or Sterling comprising part of the same Borrowing, the rate per annum equal to the rate for deposits in such Currency having a maturity closest to such Interest Period which appears on the relevant Screen as of 11:00 A.M., London time, on the day two London Banking Days prior to the first day of such Interest Period (provided that, if such rate does not appear on the relevant Screen for such Interest Period, the Eurocurrency Rate for that Interest Period will be the arithmetic average of quotations obtained by the Administrative Agent from the Reference Banks for the rate at which deposits in such Currency having a maturity closest to such Interest Period are offered by the principal London office of each such Reference Bank at approximately 11:00 A.M., London time, on the day that is two London Banking Days preceding the first day of such Interest Period to other prime banks in the London interbank market in a principal amount of $5,000,000 (or, in the case of a Eurocurrency Rate Advance denominated in Sterling, the Alternate Currency Equivalent thereof in Sterling computed as of the day two London Banking Days prior to the first day of such Interest Period, rounded to the nearest 1,000 units of such Alternate Currency)); and

(b) for any Interest Period for each EURIBOR Advance comprising part of the same Borrowing, the rate per annum equal to the interbank offered rates for deposits having a maturity closest to such Interest Period which appears on the relevant Screen as of 11:00 A.M., London time, on the day two London Banking Days prior to the first day of such Interest Period; provided that, if such rate does not appear on such Screen for such Interest Period (or, if such Screen shall cease to be publicly available or if the information contained on such Screen, in the Administrative Agent’s reasonable judgment, shall cease accurately to reflect such interbank offered rates for deposits in Euros within the member states of the European Union which are Participating Member States, as reported by any publicly available source of similar market data selected by the Administrative Agent that, in the Administrative Agent’s reasonable judgment, accurately reflects such interbank offered rates for deposits in Euros within the member states of the European Union which are Participating Member States), the Eurocurrency Rate for that Interest Period will be the arithmetic average of quotations obtained by the Administrative Agent from the Reference Banks for the rate at which deposits in Euros having a maturity closest to such Interest Period are offered by the principal office of each of the Reference Banks in (i) London to prime banks in the London interbank market at approximately 11:00 A.M., London time, or (ii) at the request of a Borrower, Brussels to prime banks in the interbank market within the member states of the European Union which are Participating Member States at approximately 12:00 noon (Brussels time), in each case on the day that is two Business Days before the first day of that Interest Period in a principal amount equal to the Alternate Currency Equivalent in Euros computed as of the day two Business Days before the first day of such Interest Period (rounded to the nearest 1,000 Euros) of $5,000,000.

“Eurocurrency Rate Advance” means an Advance that bears interest as provided in Section 2.06(a)(ii).

“Eurocurrency Rate Reserve Percentage” means, for any Interest Period for all Eurocurrency Rate Advances comprising part of the same Borrowing, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Rate Advances is determined) having a term equal to such Interest Period.

“Euro” means the single currency of Participating Member States of the European Union.

“Events of Default” has the meaning specified in Section 6.01.

“Existing Credit Agreement” has the meaning specified in the preamble.

“Extended Commitment Termination Date” has the meaning specified in Section 2.17(a).

“Facility Fee Rate” means, as of any date, a percentage per annum determined by reference to the Financial Strength Rating in effect on such date as set forth below:

	Financial Strength Rating Moody’s/S&P	Facility Fee Rate
Level 1	Aaa/AAA or above	0.050%
Level 2	Aa1/AA+	0.060%
Level 3	Aa2/AA	0.080%
Level 4	Lower than Level 3	0.100%

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Finance Trust” means a trust formed for the purpose of issuing ABC Securities, using the proceeds of such issuance to purchase assets from Ambac Assurance and entering into a Put Agreement with Ambac Assurance.

“Financial Strength Rating” means, as of any date, the rating that has been most recently announced by either S&P or Moody’s, as the case may be, for the financial strength or insurance financial strength, as the case may be, of Ambac Assurance. For purposes of the foregoing, (a) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Margin, the Facility Fee Rate and the Utilization Fee Rate shall be based upon the lower rating; (b) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (c) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Financial Strength Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“GAAP” has the meaning specified in Section 1.03.

“Hybrid Securities” means notes or other securities (other than Contingent-Capital Securities or Credit-Linked Notes) issued by either Borrower or any Subsidiary thereof that are contractually subordinated to other Debt of such issuer and the payment of interest thereon may be subject to optional or mandatory deferral under the terms thereof or under laws, rules or regulations applicable to such issuer, which notes or other securities are accorded some degree of equity treatment by S&P at the time such notes or other securities are issued in accordance with then-applicable methodology.

“Hybrid Securities Amount” means, with respect to any Hybrid Securities, the amount (which amount may be a portion of the aggregate amount) of such Hybrid Securities at the time of issuance thereof that received equity classification by S&P.

“Increase Date” has the meaning specified in Section 2.16.

“Increase Request” has the meaning specified in Section 2.16.

“Increasing Lender” has the meaning specified in Section 2.16.

“Indebtedness” of any Person means, without duplication: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person; (c) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as capitalized lease liabilities; (d) net obligations of such Person under all Derivative Transactions (other than Derivative Transactions that are designated by such Person as hedges in accordance with GAAP); (e) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person’s business); (f) all obligations (excluding prepaid interest thereon) of any other Person of any type described in any of clauses (a) through (e) of this definition which is secured by a Lien on property owned by such Person (including obligations arising under conditional sales or other title retention agreements), even though such Person has not assumed or become liable for the payment of such obligations of such other Person; and (g) all Contingent Liabilities of such Person; provided, however, that the following shall not constitute Indebtedness of either Borrower or any Subsidiary of either Borrower: (i) obligations under securities reverse repurchase agreements of either Borrower or any Subsidiary of either Borrower as the buyer of securities to deliver such securities to the seller thereunder, (ii) obligations of an insurance company under insurance policies in the nature of financial guarantees and financial guarantees, in each case from time to time issued in the ordinary course of such insurance company’s business, (iii) obligations of any Subsidiary of Ambac Financial in the business of issuing investment contracts, under Specified Investment Contracts issued by such Subsidiary, (iv) obligations of such Person under any Specified Swaps and Specified Hedges, (v) obligations of Ambac Assurance to pay Put Premiums pursuant to any Put Agreement, (vi) obligations of either Borrower or any Subsidiary of either Borrower under or in respect of any preferred stock issued, or to be issued, by such Borrower or Subsidiary and (vii) obligations of Persons which are Consolidated or subject to be Consolidated on the financial statements of Ambac Financial, Ambac Assurance and their Subsidiaries according to the provisions of Financial Accounting Standards Board Interpretation No. 46 (R) (Consolidation of Variable Interest Entities). For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.

“Interest Period” means, for each Eurocurrency Rate Advance, the period commencing on (and including) the date of such Eurocurrency Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurocurrency Rate Advance and ending on (but excluding) the final day of the period selected by either Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the final of the next preceding Interest Period and ending on the final day of the period selected by such Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, or 9 or 12 months if available to all Lenders, as such Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) any Interest Period with respect to any Eurocurrency Rate Advance that would otherwise end after the Commitment Termination Date shall end on the Commitment Termination Date;

(b) whenever the final day of any Interest Period would otherwise occur on a day other than a Business Day, the final day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that, if such extension would cause the final day of such Interest Period to occur in the next succeeding calendar month, the final day of such Interest Period shall occur on the next preceding Business Day;

(c) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the final Business Day of such succeeding calendar month; and

(d) neither Borrower shall be permitted to select Interest Periods to be in effect at any one time with respect to Eurocurrency Rate Advances made to such Borrower denominated in the same Currency which have expiration dates occurring on more than five different dates.

“Juneau” means Juneau Investments LLC, a Delaware limited liability company.

“Lenders” means the Initial Lenders and each Person that shall become a party hereto pursuant to Section 2.16, 2.17, 2.18 or 8.07.

“Leverage Ratio” means, at any time, the ratio of (a) Total Debt at such time to (b) Total Capital at such time.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment or performance of an obligation, interest of any vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement or other priority or preferential arrangement of any kind or nature whatsoever; provided, however, that “Lien” shall not include (a) any reserve established in respect of insurance obligations on the books of either Borrower or any of its Subsidiaries, provided that such reserve shall not create any preferential claim or priority on any asset of such Person and (b) any reserve established in respect of Specified Swaps on the books of either Borrower or any of its Subsidiaries, provided that such reserve shall not create any preferential claim or priority on any asset of such Person.

“Loan Documents” means this Agreement and the Notes.

“Local Time” means (a) with respect to any Advance denominated, or any payment to be made, in Dollars, New York City time, and (b) with respect to any Advance denominated, or any payment to be made, in an Alternate Currency, the local time in the Principal Financial Center for such Currency.

“London Banking Day” means a day on which dealings in deposits in Dollars are carried on in the London interbank market.

“Material Adverse Change” means any material adverse change in the business, financial condition or operations of Ambac Financial and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect (a) on the business, financial condition or operations of Ambac Financial and its Subsidiaries, taken as a whole, (b) on the rights and remedies of the Administrative Agent or any Lender under any Loan Document or (c) on the ability of either Borrower to perform its obligations under any Loan Document.

“Material Subsidiary” means, at any date of determination, any Subsidiary of either Borrower that, together with its Subsidiaries, as of the end of the most recent fiscal year, was the owner of (or, in the case of any Subsidiary that is acquired following such fiscal year end, would have been the owner of) at least 10% of the Consolidated assets of such Borrower and its Subsidiaries at the end of such fiscal year, all as set forth on the most recently available Consolidated financial statements of such Borrower for such fiscal year.

“MCR Cost” means the percentage rate per annum calculated by the Administrative Agent in accordance with Schedule III.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Proceeds” means with respect to any Equity Issuance, the gross proceeds received by such Borrower from such Equity Issuance less the amount of all underwriting discounts and commissions and other reasonable costs, fees and expenses paid by such Borrower in connection with such Equity Issuance (including, but not limited to taxes and reasonable fees and expenses paid to attorneys, brokers or other advisors or service providers).

“Note” means a promissory note of a Borrower payable to the order of a Lender, substantially in the form of Exhibit A hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from Advances made by such Lender to such Borrower.

“Notice of Borrowing” has the meaning specified in Section 2.02.

“Other Taxes” has the meaning specified in Section 2.13(b).

“Participating Member State” means each state so described in any EMU Legislation.

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in section 4001(a) (3) of ERISA), and to which either Borrower or any corporation, trade or business that is, along with such Borrower, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

“Permitted Liens” means: (a) Liens for taxes, assessments and governmental charges or levies; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (d) encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its intended purposes.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Put Agreement” means an agreement between Ambac Assurance and a Finance Trust pursuant to which Ambac Assurance has the right, at its option, to compel a Finance Trust to purchase preferred stock issued, or to be issued, by Ambac Assurance.

“Principal Financial Center” means (a) New York with respect to Dollars, (b) London with respect to Euros and Sterling and (c) any other financial center agreed to by the Borrowers and the Administrative Agent with respect to any Currency.

“Put Premium” means a premium payable by Ambac Assurance under a Put Agreement.

“Reference Banks” means Citibank, The Bank of New York and KeyBank, National Association (and any successors thereof).

“Register” has the meaning specified in Section 8.07(c).

“Relevant Anniversary” has the meaning specified in Section 2.17(a).

“Required Lenders” means, at any time, Lenders having at least a majority in interest of the Commitments or, if no Commitments are then outstanding, Lenders owed at least a majority in interest of the then aggregate unpaid principal amount of all outstanding Advances (computed, in the case of Advances denominated in an Alternate Currency, as the Dollar Equivalent thereof as of such time).

“Required Lender Rating” means an unsecured short-term senior debt rating of not less than A-1 from Moody’s and P-1 from S&P.

“Reserve Requirement” means, for any Interest Period for all Eurocurrency Rate Advances comprising part of the same Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against “Eurocurrency Liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (a) any category of liabilities that includes deposits by reference to which the Eurocurrency Rate is to be determined or (b) any category of extensions of credit or other assets that includes Eurocurrency Rate Advances.

“Responsible Officer” means, with respect to a Borrower, the president, chief financial officer or treasurer of such Borrower.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Screen” means:

(a) in relation to the Eurocurrency Rate for Advances denominated in Dollars or Sterling, Reuters Page LIBOR01 or LIBOR02, as the case may be (or any successor or substitute page or service providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time for the purposes of providing quotations of interest rates applicable to Advances denominated in such Currency in the London interbank market); and

(b) in relation to the Eurocurrency Rate for Advances denominated in Euros, Reuters Page EURIBOR01 (or any successor or substitute page or service providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time for the purposes of providing quotations of interest rates applicable to Advances denominated in Euros within the member states of the European Union which are Participating Member States).

“Solvent” means, with respect to any Person on a particular date, that (a) the fair value of the total assets of such Person is greater than the total amount of the liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, and (d) such Person is not engaged in business, and is not about to engage in business, for which such Person’s property would constitute unreasonably small capital.

“Specified Hedge” means any derivative transaction, securities repurchase agreement or other similar agreement or arrangement entered into by any Person that, in each case, is entered into as a hedge.

“Specified Investment Contract” means any investment contract entered into by Ambac Assurance or any Subsidiary of Ambac Financial in the ordinary course of Ambac Assurance’s or such Subsidiary’s respective businesses.

“Specified Swap” means any interest rate swap agreement or other similar agreement or arrangement entered into by any Person, as to which interest rate risk is substantially hedged.

“Sterling” means U.K. Pounds Sterling, the lawful currency of the United Kingdom.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding Voting Stock of such corporation, (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries, or by one or more of such Person’s other Subsidiaries.

“Target Operating Day” means any day that is not (a) a Saturday or Sunday, (b) Christmas Day or New Year’s Day or (c) any other day on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (or any successor settlement system) is not scheduled to operate (as determined by the Administrative Agent).

“Taxes” has the meaning specified in Section 2.13(a).

“Total Capital” means, at any time, the sum of (a) the stockholders’ equity of Ambac Financial and its Subsidiaries (other than Aleutian and Juneau), on a Consolidated basis (excluding unrealized gains on investments and unrealized losses on investments), computed as of the end of the most recently completed fiscal quarter of Ambac Financial (or, if such time is on the final day of any fiscal quarter of Ambac Financial, as of such day) plus (b) Total Debt as of such time plus (c) the aggregate Hybrid Securities Amounts as of such time (excluding that portion, if any, of such aggregate Hybrid Securities Amounts that exceeds 15% of Total Capital before giving effect to such exclusion, computed as of the end of the most recently completed fiscal quarter of Ambac Financial (or, if such time is on the final day of any fiscal quarter of Ambac Financial, as of such day)).

“Total Debt” means, at any time, the aggregate amount of Debt of Ambac Financial and its Subsidiaries (other than Aleutian and Juneau), on a Consolidated basis, excluding (a) Contingent-Capital Securities, (b) Credit-Linked Notes and (c) that portion of Debt in respect of Hybrid Securities that is included as Total Capital under clause (c) of the definition of “Total Capital” in this Section 1.01, in each case computed as of the end of the most recently completed fiscal quarter of Ambac Financial (or, if such time is on the final day of any fiscal quarter of Ambac Financial, as of such day).

“Type” refers to, for any Advance, its nature as a Base Rate Advance or Eurocurrency Rate Advance.

“Utilization Fee Rate” means, for any day, a percentage per annum determined by reference to the Financial Strength Rating in effect on such date as set forth below:

	Financial Strength Rating Moody’s/S&P	Utilization Fee Rate
Level 1	Aaa/AAA or above	0.025%
Level 2	Aa1/AA+	0.050%
Level 3	Aa2/AA	0.050%
Level 4	Lower than Level 3	0.050%

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Welfare Plan” means a “welfare plan”, as such term is defined in section 3(1) of ERISA.

SECTION 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) (“GAAP”).

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01 The Advances. (a) Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances in Dollars or in any Alternate Currency to each Borrower under this Section 2.01 (each, an “Advance”) from time to time on any Business Day during the period from the Effective Date until the Commitment Termination Date in an aggregate principal amount (computed as of the second Business Day next preceding the Business Day on which such Advance is made or is scheduled to be made, in the case of Advances denominated in an Alternate Currency, as the Dollar Equivalent of the aggregate principal amount of all Advances denominated in an Alternate Currency outstanding or to be made outstanding as of the Business Day on which such Advance is made or is scheduled to be made) at any one time outstanding up to but not exceeding (in the aggregate for both Borrowers) the amount set forth opposite such Lender’s name on Schedule I or, if such Lender has entered into any Additional Commitment Agreement or Assignment and Acceptance, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(c), as such amount may be reduced pursuant to Section 2.04 or increased pursuant to Section 2.16 or 2.17 (such Lender’s “Commitment”).

(b) Each Borrowing shall be in an aggregate amount of $15,000,000 or an integral multiple of $1,000,000 in excess thereof or, in the case of a Borrowing denominated in an Alternate Currency, the Alternate Currency Equivalent thereof in such Alternate Currency (computed as of the second Business Day next preceding the date of such Borrowing), rounded to the nearest 1,000 units of such Alternate Currency, and shall consist of Advances of the same Type made on the same day in the same Currency by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment, each Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.09 and reborrow under this Section 2.01.

(c) The Administrative Agent shall maintain a written record of each Advance made by a Lender to a Borrower, and of each repayment of principal of, and payment of interest on, such Advance made by such Borrower for the account of such Lender. Upon the prior written request of any Lender delivered by such Lender to the Administrative Agent and the Borrowers, each of the Borrowers shall execute and deliver to such Lender a Note to the order of such Lender.

(d) No Base Rate Advance may be borrowed in a Currency other than Dollars.

SECTION 2.02 Making the Advances. (a) Each Borrowing shall be made on notice, given not later than 12:00 Noon (New York City time) (or, in the case of a Borrowing in an Alternate Currency, London time) on the third Business Day next preceding the date of such Borrowing in the case of a Borrowing consisting of Eurocurrency Rate Advances, or 11:30 A.M. (New York City time) on the Business Day of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by either Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing or by telecopier, in substantially the form of Exhibit B, specifying therein the requested (i) date of such Borrowing, (ii) Currency and Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing and (iv) in the case of a Borrowing consisting of Eurocurrency Rate Advances, initial Interest Period for each such Advance. Each Lender shall, before 10:00 A.M. (Local Time) on the date of such Borrowing in the case of a Borrowing consisting of Eurocurrency Rate Advances, or 1:00 P.M. (New York City time) on the date of such Borrowing in the case of a Borrowing consisting of Base Rate Advances, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account for the relevant Currency, in same day funds, such Lender’s ratable portion of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will, not later than 11:00 A.M. (Local Time) on the date of such Borrowing in the case of a Borrowing consisting of Eurocurrency Rate Advances, or 2:00 P.M. (New York City time) on the date of such Borrowing in the case of a Borrowing consisting of Base Rate Advances, make such funds available to such Borrower at the Administrative Agent’s address referred to in Section 8.02.

(b) Anything in subsection (a) above to the contrary notwithstanding, neither Borrower may select Eurocurrency Rate Advances for any Borrowing if the obligation of the Lenders to make Eurocurrency Rate Advances shall then be suspended pursuant to Section 2.07 or 2.11.

(c) In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurocurrency Rate Advances, the Borrower that has requested such Borrowing shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such

Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower that has requested such Borrowing on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and such Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of such Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

(e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing. The obligation of either Borrower to pay any amount owing by such Borrower to any Lender under this Agreement or any of the Notes may be enforced by such Lender against such Borrower after such amount has become due and payable by such Borrower to such Lender in accordance with the terms of this Agreement or such Note and, to the fullest extent permitted by law, it shall not be necessary for the Administrative Agent or any other Lender to be joined as an additional party in any proceeding to enforce such obligation.

SECTION 2.03 Fees. (a) Facility Fee. The Borrowers jointly and severally agree to pay to the Administrative Agent for the account of each Lender in Dollars a facility fee, for each day from the Effective Date, if such Lender shall be a party hereto on the Effective Date, or from the effective date specified in the Additional Commitment Agreement or Assignment and Acceptance pursuant to which it became a Lender or from the date it became a Lender pursuant to Section 2.16, 2.17 or 2.18, if such Lender shall become a party hereto after the Effective Date, until the Commitment Termination Date, computed at the Facility Fee Rate for such date on the amount of such Lender’s Commitment, whether or not utilized, for such date; in each case payable in arrears quarterly on the final day of each March, June, September and December, commencing on the first of such dates to occur after the Effective Date, and on the Commitment Termination Date.

(b) Administrative Agent’s Fees. The Borrowers jointly and severally agree to pay to the Administrative Agent for its own account in Dollars such fees as may from time to time be agreed between the Borrowers and the Administrative Agent.

(c) Utilization Fee. The Borrowers jointly and severally agree to pay to the Administrative Agent for the account of each Lender a utilization fee, for each day on which the aggregate outstanding principal amount of the Advances (computed, in the case of any Advance denominated in an Alternate Currency, as of the second Business Day next preceding the Business Day on which such Advance denominated in such Alternate Currency is made, as the Dollar Equivalent of the principal amount of such Advance denominated in such Alternate Currency outstanding on such day) exceeds 50% of the aggregate amount of Commitments, computed at the Utilization Fee Rate for such day on the aggregate unpaid principal amount of the Advances of such Lender to the Borrowers, payable in arrears in the case of each Advance on each day on which a payment of interest is due on such Advance under Section 2.06.

SECTION 2.04 Termination or Reduction of the Commitments. The Borrowers shall have the right, upon at least three Business Days’ notice signed by both Borrowers to the Administrative Agent (which shall promptly notify each Lender), to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $15,000,000 or an integral multiple of $1,000,000 in excess thereof. Once terminated or reduced, the Commitments may not be reinstated, except as provided in Section 2.16 or 2.17.

SECTION 2.05 Repayment. Each Borrower shall repay to the Administrative Agent for the account of each Lender on the Commitment Termination Date the full principal amount of each Advance of such Lender made to such Borrower and outstanding on the Commitment Termination Date.

SECTION 2.06 Interest. (a) Each Borrower shall pay interest on the unpaid principal amount of each Advance made to such Borrower from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. While such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of the (A) Base Rate in effect from time to time plus (B) the Applicable Margin for Base Rate Advances, payable in arrears quarterly on the final Business Day of each March, June, September and December, and on the date such Base Rate Advance shall be Converted or paid in full and on the Commitment Termination Date.

(ii) Eurocurrency Rate Advances. While such Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurocurrency Rate for such Interest Period for such Advance plus (B) the Applicable Margin for Eurocurrency Rate Advances, payable in arrears on the final day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurocurrency Rate Advance shall be Converted or paid in full.

(b) Additional Interest on Eurocurrency Rate Advances. Each Borrower shall pay to each Lender, so long as and to the extent such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurocurrency Rate Advance of such Lender made to such Borrower, from the date of such Eurocurrency Rate Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurocurrency Rate for the then existing Interest Period for such Advance from (ii) the rate obtained by dividing such Eurocurrency Rate by a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Each Lender shall, as promptly as practicable after an authorized officer of such Lender having direct and ongoing involvement in the decisions made in respect of this Agreement obtains knowledge of such circumstances and the determination of such Lender to request additional interest from such Borrower pursuant to this Section 2.06(b), provide notice to the Administrative Agent and such Borrower of the circumstances entitling such Lender to such additional interest, which notice shall (A) specify the amount of any such additional interest incurred in connection with such Eurocurrency Rate Advance made to such Borrower and/or to be incurred in connection with Eurocurrency Rate Advances made by such Lender from time to time thereafter to such Borrower and (B) certify that such Lender’s claim for payment of such additional interest is not inconsistent with its treatment of other borrowers that, as a credit matter, are substantially similar to such Borrower and that are subject to comparable provisions in the loan or other credit documentation to which such borrowers are parties; provided, however, that no Lender shall be entitled to additional interest on any Eurocurrency Rate Advance pursuant to this Section 2.06(b) for any Interest Period ending more than 120 days prior to the date that notice of such additional interest is first provided by such Lender to such Borrower. A notice delivered by any Lender to either Borrower pursuant to the terms of this Section 2.06(b) shall be conclusive and binding, absent manifest error. A Lender that delivers a notice under this Section 2.06(b) shall promptly notify the Administrative Agent and such Borrower if the circumstances that gave rise to such notice no longer exist.

(c) MCR Costs. Each Borrower shall pay additional interest on the unpaid principal amount of each Eurocurrency Rate Advance denominated in an Alternate Currency made to such Borrower, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the MCR Cost (if any) in respect of such Advance, payable on each date on which interest is payable on such Advance.

SECTION 2.07 Interest Rate Determination. (a) The Administrative Agent shall give prompt notice to each Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.06(a).

(b) If either Borrower shall fail to select the duration of any Interest Period for any Eurocurrency Rate Advances to be made to such Borrower in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, such Interest Period shall have a duration of one month.

(c) On the date on which the aggregate unpaid principal amount of Eurocurrency Rate Advances denominated in Dollars having the same Interest Period shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically, on the final day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(d) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurocurrency Rate Advance denominated in Dollars will automatically, on the final day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to Convert Base Rate Advances into Eurocurrency Rate Advances denominated in Dollars shall be suspended.

SECTION 2.08 Optional Conversion of Advances. Each Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 12:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.11, Convert all Base Rate Advances made to such Borrower comprising the same Borrowing into Eurocurrency Rate Advances denominated in Dollars and Convert all Eurocurrency Rate Advances denominated in Dollars made to such Borrower comprising the same Borrowing into Base Rate Advances; provided, however, that (a) any Conversion of Eurocurrency Rate Advances denominated in Dollars into Base Rate Advances shall be made only on the final day of an Interest Period for such Eurocurrency Rate Advances and (b) no Conversion of any Advances shall result in more separate Interest Periods with respect to Eurocurrency Rate Advances denominated in Dollars made to such Borrower than permitted under the definition of the term “Interest Period” in Section 1.01; and provided, further, that no Base Rate Advance may be Converted to a Eurocurrency Rate Advance denominated in Dollars when any Event of Default has occurred and is continuing. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurocurrency Rate Advances denominated in Dollars, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrowers.

SECTION 2.09 Prepayments. (a) Optional. Each Borrower may, in the case of Eurocurrency Rate Advances upon at least two Business Days’ notice, or, in the case of Base Rate Advances upon same day notice, to the Administrative Agent (which shall promptly notify each Lender) stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given, such Borrower shall, prepay the outstanding principal amount of the Advances made to such Borrower comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that all such partial prepayments shall be in an aggregate minimum amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof (or in each case the Alternate Currency Equivalent thereof computed as of the day two Business Days before such prepayment is made). Each prepayment of any Advances made pursuant to this Section 2.09 shall be without premium or penalty, subject, however, to Section 8.04(c).

(b) Mandatory.

(i) If on the last day of any Interest Period, by reason of fluctuation of exchange rates between Alternate Currencies and the Dollar, (1) the aggregate outstanding principal amount of all Advances (computed as of such day, in the case of Advances denominated in an Alternate Currency, as the Dollar Equivalent of such Advances) exceeds (2) an amount equal to 105% of the aggregate amount of the Commitments then in effect, the Administrative Agent shall use all reasonable efforts to give prompt written notice thereof to the Borrowers, specifying the amount to be prepaid by the Borrowers under this clause (i), so that, after giving effect to such prepayment by the Borrowers, the aggregate principal amount of the Advances outstanding to both Borrowers (determined as aforesaid) does not exceed the aggregate amount of the Commitments and, if the Administrative Agent shall give each of the Borrowers such notice, the Borrowers shall, within five Business Days after receipt by the Borrowers of such notice, prepay the Advances in an aggregate principal amount equal to the amount set forth in such notice by the Administrative Agent.

(ii) The determinations of the Administrative Agent under this Section 2.09(b) shall be conclusive and binding on the Borrowers in the absence of manifest error.

SECTION 2.10 Increased Costs. If, due to either (a) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurocurrency Rate Reserve Percentage), after the Effective Date in, or any change after the Effective Date in the interpretation of, any law or regulation or (b) the compliance with any guideline or request promulgated after the Effective Date from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in (i) the cost to any Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Advances (excluding for purposes of this Section 2.10 any such increased costs resulting from Taxes or Other Taxes or from changes in the basis or rate of taxation of net income or gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is subject to tax as a result of a present or former connection between such Lender and such foreign jurisdiction or state) or (ii) the amount of capital required to be maintained by such Lender or any corporation controlling such Lender based on the existence of its Commitment or the Advances hereunder, then the Borrowers jointly and severally agree from time to time, within five Business Days after receipt by both Borrowers of a written demand by such Lender (with a copy of such demand to the Administrative Agent), to pay to the Administrative Agent for the account of such Lender additional amounts as shall accrue from and after the date of demand by such Lender to compensate such Lender (or such controlling corporation, as the case may be) for such increased cost or such increase of capital; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to minimize such additional amounts and to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost or such increase of capital and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender; and provided, further, that the Borrowers shall be required jointly and severally to pay to such Lender only such additional amounts as shall be required to compensate such Lender for such increased cost or such increase of capital as shall accrue from and after the date of demand by such Lender. In determining such additional amounts, such Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.10 shall be conclusive and binding, absent manifest error. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10, will give prompt written notice thereof to the Borrowers, which notice shall show the basis for the calculation of such additional amounts. Notwithstanding anything herein to the contrary, either Borrower shall have the right to unilaterally terminate the Commitment of any Lender demanding additional amounts under this Section 2.10 sixty (60) days after providing to such Lender a notice of termination; provided that such termination shall not result in a reduction in amounts required to be paid pursuant to this Section 2.10. Each of the Borrowers shall, concurrently with such termination, pay or prepay, as the case may be, to such Lender the aggregate amount, if any at such time, of all Advances and other amounts payable by such Borrower to such Lender under this Agreement. Notwithstanding any provision of this Agreement to the contrary, Section 2.13 shall provide the exclusive remedy to the Lenders in respect of Taxes and Other Taxes.

SECTION 2.11 Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change after the Effective Date in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts after the Effective Date that it is unlawful, for any Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances or to fund or maintain Eurocurrency Rate Advances hereunder, (i) each Eurocurrency Rate Advance denominated in Dollars will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to Convert Base Rate Advances into Eurocurrency Rate Advances denominated in Dollars shall be suspended until the Administrative Agent shall notify the Borrower that has requested such Advance and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurocurrency Lending Office if the making of such a designation would allow such Lender or its Eurocurrency Lending Office to continue to perform its obligations to make Eurocurrency Rate Advances or to continue to fund or maintain Eurocurrency Rate Advances and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.12 Payments and Computations.

(a) All payments of principal and of interest on any Advance denominated in Dollars and of all facility fees, agency fees and utilization fees shall be made in Dollars and in immediately available funds.

(b) All payments of principal and interest on any Advance denominated in an Alternate Currency shall be made in such Currency and in immediately available funds.

(c) Each Borrower shall make each payment to be made by it hereunder and under the Notes to the Administrative Agent at the Administrative Agent’s Account in the Principal Financial Center for the relevant Currency in immediately available funds, not later than 11:00 A.M. Local Time on the day when due and without set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like Currency and funds relating to the payment of principal, interest or fees ratably (other than amounts payable pursuant to Section 2.10, 2.13 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like Currency and funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(d) All computations of interest based on the Base Rate, when the Base Rate is determined by reference to Citibank’s base rate, shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all other computations of interest and of facility fees and utilization fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding, absent manifest error.

(e) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, facility fee or utilization fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next succeeding calendar month, such payment shall be made on the next preceding Business Day.

(f) Unless the Administrative Agent shall have received notice from either Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

SECTION 2.13 Taxes. (a) Any and all payments by each Borrower hereunder or under the Notes shall be made, in accordance with Section 2.12, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings imposed by the United States or by any political subdivision thereof or therein with respect to such payments, and all penalties and interest with respect thereto, excluding, in the case of each Lender and the Administrative Agent, taxes imposed on or measured by its net income or net profit, and branch profit taxes, franchise taxes, taxes on doing business and taxes measured by or imposed upon its capital or net worth, in each case imposed as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced this Agreement or the Notes) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If either Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable by such Borrower hereunder or under any Note to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrowers jointly and severally agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from the execution, delivery or registration of this Agreement or the Notes (hereinafter referred to as “Other Taxes”); provided, however, that the Borrowers shall have no obligation to pay Other Taxes that may arise as a result of a participation referred to in Section 2.14 or 8.07.

(c) Each of the Borrowers shall indemnify each Lender and the Administrative Agent for and hold it harmless against the full amount of Taxes with respect to payments by such Borrower hereunder or under the Notes imposed on or paid by such Lender or the Administrative Agent (as the case may be) and any liability for penalties, interest and expenses arising therefrom or with respect thereto. The Borrowers shall jointly and severally indemnify each Lender and the Administrative Agent for and hold it harmless against the full amount of Other Taxes imposed on or paid by such Lender or the Administrative Agent (as the case may be) and any liability for penalties, interest and expenses arising therefrom or with respect thereto. Any indemnification under this Section 2.13(c) shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

(d) Each Lender that is not a “United States person” within the meanings specified in Section 7701 of the Code, on or prior to the date of its execution and delivery of this Agreement or on the date of the Assignment and Acceptance pursuant to which it becomes a Lender, as the case may be, and from time to time thereafter as requested in writing by either Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Administrative Agent and such Borrower with (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying to such Lender’s entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement or the Notes on account of such Lender being entitled to benefits under an income tax treaty or such payments being effectively connected with such Lender’s conduct of a United States trade or business or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8BEN or W-8ECI pursuant to clause (i) above, (A) a certificate in form and substance satisfactory to the Administrative Agent and such Borrower stating that such Lender is not a “person” described in Section 871(h)(3) or Section 881(c)(3) of the Code (a “Foreign Lender Certificate”) and (B) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (or successor form) certifying to such Lender’s entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note. In addition, each Lender agrees that from time to time, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to such Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or W-8ECI, or Form W-8BEN and a Foreign Lender Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from United States withholding tax with respect to payments under this Agreement and any Note or it shall immediately notify such Borrower and the Administrative Agent of its inability to deliver any such form or certificate, in which case such Lender shall not be required to deliver any such form or certificate pursuant to this Section 2.13(d) for so long as such payments may be made free from United States withholding tax. Notwithstanding the foregoing, no Lender shall be required to deliver any such form or certificate described in the immediately preceding sentence if a change in treaty, law or regulation has occurred prior to the date on which such delivery would otherwise be required that renders any such form or certificate inapplicable or would prevent the Lender from duly completing and delivering any such form or certificate with respect to it and such Lender so advises such Borrower.

(e) For any period with respect to which a Lender has failed to provide either Borrower with the appropriate form described in Section 2.13(d), such Lender shall not be entitled to indemnification under Section 2.13(a) or (c) with respect to Taxes or Other Taxes imposed by the United States by reason of such failure.

(f) Any Lender claiming additional amounts payable pursuant to this Section 2.13 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to minimize such additional amounts and to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable determination of such Lender, be otherwise disadvantageous to such Lender.

(g) If a Lender changes its Applicable Lending Office (other than pursuant to subsection (f) above or Section 2.11 or 2.12 or otherwise at the request of either Borrower) and the effect of such change, as of the date of such change, would be to cause either Borrower to become obligated to pay any additional amounts under this Section 2.13, such Borrower shall not be obligated to pay such additional amounts.

(h) If either Borrower is required to pay any amounts pursuant to the provisions of this Section 2.13 to or for the account of any Lender or the Administrative Agent, and if thereafter such Lender or the Administrative Agent, as the case may be, shall receive a refund of any Taxes or Other Taxes paid by or on behalf of such Lender or the Administrative Agent, as the case may be, that such Lender or the Administrative Agent, as the case may be, reasonably determines to relate solely to the amounts so paid by such Borrower, such Lender or the Administrative Agent, as the case may be, shall to the extent that it can do so without prejudice to the retention of the amount of such refund, pay to such Borrower within twenty days after the date on which such Lender or the Administrative Agent, as the case may be, actually receives such refund in an amount which such Lender or the Administrative Agent, as the case may be, determines to be the proportion of the refunded amount as will leave it, after such remittance, in no better or worse position than it would have been if the Taxes or Other Taxes had not been imposed and the corresponding additional amounts or indemnification payment not been made. Nothing in this Section 2.13(h) shall be construed as requiring any Lender or the Administrative Agent to conduct its business or to arrange or alter in any respect its tax or financial affairs so that it is entitled to receive such refund. Neither a Lender nor the Administrative Agent shall be obligated to disclose information regarding its tax affairs or computations to either Borrower in connection with this clause (h).

SECTION 2.14 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.10, 2.13 or 8.04(c)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of either Borrower in the amount of such participation.

SECTION 2.15 Use of Proceeds. Each Borrower shall use the proceeds of each Advance for working capital and general corporate or company purposes of such Borrower and its Subsidiaries.

SECTION 2.16 Increase of Commitments. (a) The Borrowers may, at any time but in any event not more than two times during any calendar year, make a written request (an “Increase Request”) to the Administrative Agent (who shall forward a copy to each Lender) that the Commitments of the Lenders be increased, in integral multiples of $15,000,000, by an aggregate amount, together with the aggregate amount by which the Commitments of the Lenders were previously increased pursuant to this Section 2.16, not to exceed $100,000,000 in excess of the aggregate amount of the Commitments as of the Effective Date. Such Increase Request shall include a certification by a senior officer of each Borrower that (i) on and as of the date of the Increase Request and after giving effect to the requested increase in Commitments, Ambac Financial’s long-term senior unsecured non-credit-enhanced debt ratings by Moody’s and S&P are better than or equal to Aa3 and AA-, respectively, and (ii) no Default has occurred and is continuing and all representations and warranties contained herein are true and correct in all material respects on and as of the date of the Increase Request, including without limitation the representation and warranty of the Borrowers as to the execution, delivery and performance by them of this Agreement and the Notes, taking into account such increase, having been duly authorized by all necessary corporate action (it being understood and agreed that any representation or warranty which expressly refers by its terms to a specified date shall be required to be true and correct in all material respects only as of such date). Any such increase in Commitments shall be effective as of a date (the “Increase Date”) specified in the related Increase Notice that is (i) prior to the Commitment Termination Date and (ii) at least 10 days after the date of such Increase Notice. Each Increase Notice shall specify the date by which Lenders who wish to increase their Commitments must consent to such increase (the “Commitment Date”), which date shall be no later than five Business Days prior to the related Increase Date. Each Lender that is willing to increase its Commitment (each an “Increasing Lender”), shall notify the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment, which amount shall not exceed the respective amount specified in the relevant Increase Notice. No Lender shall be obligated to increase its Commitment pursuant to this Section 2.16 and any such increase shall be in the sole discretion of each Lender. If the Lenders notify the Administrative Agent that they are willing to increase the amount of their respective Commitments by an aggregate amount that exceeds the amount of the requested increase, the requested increase shall be allocated among the Lenders willing to participate therein ratably in accordance with the amount by which they offered to increase their respective Commitments on the Commitment Date.

(b) Promptly following each Commitment Date, the Administrative Agent shall notify the Borrowers as to the amount, if any, by which the Lenders are willing to participate in the requested increase. If the aggregate amount by which the Lenders are willing to increase their Commitments on any such Commitment Date is less than the requested amount, then any one or more Eligible Transferees designated by the Borrowers that agree to provide Commitments for the shortfall may become party to this Agreement by executing and delivering, together with the Borrowers, an accession agreement pursuant to which such Eligible Transferee shall become a party to this Agreement and, to the extent provided therein, shall have the rights and obligations of a Lender hereunder; provided that each such Eligible Transferee shall provide a Commitment in a minimum amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

(c) On each Increase Date, (i) each Eligible Transferee that accepts an offer to participate in a requested Commitment increase in accordance with Section 2.16(b) shall become a Lender party to this Agreement as of such Increase Date and the Commitment of each Increasing Lender shall be increased as of such Increase Date by the amount set forth in its notice delivered to the Administrative Agent in accordance with Section 2.16(a) (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.16(a)) and (ii) if on such date there are Advances outstanding, appropriate adjustments shall be made among the Lenders to cause the outstanding Advances to be held ratably by all Lenders in accordance with their respective Commitments as of the Increase Date. As soon as practicable after the Increase Date, Notes (to the extent requested by Increasing Lenders and Eligible Transferees) shall be issued to reflect the respective Commitments of any such Increasing Lenders and Eligible Transferees.

SECTION 2.17 Extension of Commitment Termination Date.

(a) The Borrowers shall have the right, upon at least 30 Business Days’ notice to the Administrative Agent (which shall promptly forward such notice to the Lenders) prior to each of the first three anniversaries of the Effective Date (each, a “Relevant Anniversary”), to request that the Commitment Termination Date then in effect (the “Current Commitment Termination Date”) be extended to the date one year after such Current Commitment Termination Date (such extended date, an “Extended Commitment Termination Date”).

(b) Each Lender will use its reasonable efforts to notify the Administrative Agent at least 15 Business Days before the Relevant Anniversary whether it agrees to participate in such extension. Any Lender that does not so notify the Administrative Agent that it agrees to such extension (each, a “Declining Lender”) shall continue to be a Lender with a Commitment until the Current Commitment Termination Date or until such Lender is replaced pursuant to subsection (c) of this Section 2.17 (but shall not have any Commitment during any extended period to which it has not agreed).

(c) The Borrowers shall have the right to replace, effective as of the Relevant Anniversary or the Current Commitment Termination Date, each Declining Lender with, and add as “Lenders” under this Agreement, one or more Eligible Assignees (which may include any Lender with the consent of such Lender) (each such Eligible Assignee an “Additional Commitment Lender”) with the approval of the Administrative Agent (not to be unreasonably withheld), each of which Additional Commitment Lenders shall have entered into an agreement in form and substance satisfactory to the Borrowers and the Administrative Agent (an “Additional Commitment Agreement”) pursuant to which such Additional Commitment Lender shall undertake a Commitment (if any such Additional Commitment Lender is a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder), and such Additional Commitment Lender shall become a “Lender” for all purposes of this Agreement on the Relevant Anniversary or the Current Commitment Termination Date, as the case may be.

(d) If and only if the total of the Commitments of the Lenders that have so agreed to extend the Commitment Termination Date, taking into account any Commitment increases pursuant to clause (c) of this Section 2.17, shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to the Relevant Anniversary, the Current Commitment Termination Date shall be extended, effective as of the Relevant Anniversary, to the Extended Commitment Termination Date. The Borrowers agree to pay in full all amounts owing hereunder to each Declining Lender on the Relevant Anniversary or the Current Termination Date, as the case may be, on which such Declining Lender is replaced as a Lender pursuant to clause (c) of this Section 2.17.

(e) Notwithstanding the foregoing, each extension of the Commitment Termination Date hereunder pursuant to this Section 2.17 shall be effective only if:

(i) no Default has occurred and is continuing as of the date of the request pursuant to clause (a) above and the Relevant Anniversary; and

(ii) all representations and warranties contained herein are true and correct in all material respects on and as of the date of the request pursuant to clause (a) above and the Relevant Anniversary, including without limitation the representation and warranty of the Borrowers as to the execution, delivery and performance by them of this Agreement and the Notes, taking into account such extension, having been duly authorized by all necessary corporate action (it being understood and agreed that any representation or warranty which expressly refers by its terms to a specified date shall be required to be true and correct in all material respects only as of such date); and

(iii) if on the Relevant Anniversary or the Current Commitment Termination Date there are Advances outstanding, appropriate adjustments shall be made among the Lenders to cause the outstanding Advances to be held ratably by all Lenders in accordance with their respective Commitments as of each such date.

SECTION 2.18 Right to Replace a Lender. If either Borrower is required to make any additional payment pursuant to Section 2.10 or 2.13 to any Lender or if any Lender’s obligation to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended pursuant to Section 2.11 (in each case, such Lender being an “Affected Person”), the Borrowers may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Person as a party to this Agreement, provided that no Default shall have occurred and be continuing at the time of such replacement and, provided, further, that concurrently with such replacement, (i) one or more Eligible Transferees reasonably satisfactory to the Borrowers and the Administrative Agent shall agree, as of such date, to become a Lender for all purposes under this Agreement and to assume all obligations (including the Commitment) of the Affected Person to be terminated as of such date and to comply with the requirements of Section 8.07 applicable to assignments, (ii) such Affected Person shall have received payment of all amounts then due and owing to such Affected Person hereunder to and including the date of termination, including without limitation payments due such Affected Person under Section 2.10 and 2.13, and (iii) such Borrower shall pay to the Administrative Agent an administrative fee in the amount of $3,500 for each such replacement in the event that the replacing Lender in respect thereof is not a Lender at the time of such replacement.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01 Conditions Precedent to Initial Borrowing. This Agreement (and the amendment and restatement of the Existing Credit Agreement to be effected hereby) and the obligation of each Lender to make its Advance on the occasion of the initial Borrowing shall be subject to the satisfaction, on or before July 30, 2007, of the following conditions precedent:

(a) The Administrative Agent shall have received counterparts of this Agreement executed by the parties hereto.

(b) The following statements shall be true on the Effective Date and the Administrative Agent shall have received, with a copy for each Lender, a certificate signed by a duly authorized officer of each Borrower, dated the Effective Date, stating that:

(i) the representations and warranties made by such Borrower and contained in Section 4.01 are true and correct on and as of the Effective Date (it being understood and agreed that any representation or warranty which expressly refers by its terms to a specified date shall be required to be correct in all material respects only as of such date), and

(ii) no Default has occurred and is continuing on and as of the Effective Date.

(c) The Administrative Agent shall have received the following, each dated the Effective Date, in form and substance satisfactory to the Administrative Agent and (except for the Notes) in sufficient copies for each Lender:

(i) If requested by any Lender pursuant to Section 2.01(c), a Note for the account of such Lender, duly executed by each Borrower, in the amount of such Lender’s Commitment as in effect on the Effective Date.

(ii) Certified copies of the certificate of incorporation and by-laws of each Borrower as in effect on the Effective Date.

(iii) Certified copies of the resolutions of the Board of Directors of each of the Borrowers approving this Agreement and the Notes, and of all documents evidencing other necessary corporate action, third-party and governmental approvals and consents, if any, with respect to this Agreement and the Notes.

(iv) A certificate of the Secretary or an Assistant Secretary of each of the Borrowers certifying the names and true signatures of the officers of each of the Borrowers, respectively, authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder.

(v) Evidence that all principal, interest and other amounts owing by the Borrowers under the Existing Credit Agreement to any lender thereunder that is not a Lender hereunder shall have been (or shall simultaneously be) paid in full and all commitments to extend credit thereunder of any such lender shall have been terminated, in each case in a manner satisfactory to the Administrative Agent.

(vi) An opinion of Anne Gill Kelly, Esq., Managing Director, Secretary and Assistant General Counsel of Ambac Financial, substantially in the form of Exhibit E hereto.

(vii) An opinion of Kevin J. Doyle, Esq., Senior Vice President and General Counsel of Ambac Assurance, substantially in the form of Exhibit F hereto.

(viii) An opinion of DeWitt, Ross & Stevens, S.C., Wisconsin special counsel to Ambac Assurance, substantially in the form of Exhibit G hereto.

(ix) An opinion of Baker Botts L.L.P., special New York counsel for the Borrowers, substantially in the form of Exhibit H hereto.

(x) An opinion of an external counsel for the Borrowers saying that neither Borrower is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, in form and substance satisfactory to the Administrative Agent.

(xi) An opinion of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to the Administrative Agent, substantially in the form of Exhibit I hereto.

(d) The Administrative Agent shall have received payment of all fees, costs and expenses due and payable by the Borrowers on the Effective Date pursuant to this Agreement.

SECTION 3.02 Conditions Precedent to Each Borrowing. The obligation of each Lender to make an Advance on the occasion of each Borrowing shall be subject to the conditions precedent that (i) the Effective Date shall have occurred and (ii) on the date of such Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by either Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by such Borrower that on the date of such Borrowing such statements are true):

(a) the representations and warranties contained in Section 4.01 (other than subparagraphs (f) and (g) and the final sentence of subparagraph (e) thereof) are true and correct on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (it being understood and agreed that any representation or warranty which expressly refers by its terms to a specified date shall be required to be true and correct in all material respects only as of such date), and

(b) no Default has occurred and is continuing or would result from such Borrowing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01 Representations and Warranties of each Borrower. Each Borrower represents and warrants as follows:

(a) Each Borrower and each of its Material Subsidiaries (i) is a limited liability company, corporation or partnership, as the case may be, duly formed or organized and existing and in good standing under the laws of the jurisdiction of its formation or organization, as the case may be, (ii) is duly registered or qualified to do business as a foreign limited liability company, corporation or partnership, as the case may be, in each jurisdiction where the nature of its business requires such registration or qualification and (iii) holds all requisite governmental licenses, permits and other approvals to own and hold under lease its property and to conduct its business substantially as conducted by it, except where the failure to be so qualified or hold such licenses, permits and approvals, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance by each Borrower of each Loan Document to which it is party are within such Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Borrower’s certificate of incorporation or by-laws; (ii) contravene any contractual restriction, law or governmental regulation or court decree or order binding on or affecting such Borrower; or (iii) result in, or require the creation or imposition of, any Lien on any of such Borrower’s properties.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by each Borrower of any Loan Document to which such Borrower is a party. Neither Borrower is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(d) Each Loan Document to which each Borrower is a party constitutes the legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms.

(e) The audited Consolidated balance sheets of Ambac Financial, Ambac Assurance and their Subsidiaries as at December 31, 2006, and the related audited Consolidated statements of operations and cash flows of Ambac Financial, Ambac Assurance and their Subsidiaries for the fiscal year ended on such date and the Consolidated balance sheet of Ambac Financial, Ambac Assurance and their Subsidiaries as at March 31, 2007, and the related Consolidated statements of operations and cash flows of Ambac Financial, Ambac Assurance and their Subsidiaries for the three months then ended, heretofore furnished to the Administrative Agent, have been prepared in accordance with GAAP consistently applied and fairly present, subject, in the case of such balance sheet as at March 31, 2007, and such statements of operations and cash flows for the three months then ended, to year-end audit adjustments, the Consolidated financial condition of Ambac Financial, Ambac Assurance and their Subsidiaries as at the respective dates thereof and the results of their operations for the respective periods then ended. Since December 31, 2006, there has been no Material Adverse Change.

(f) There is no pending or, to the knowledge of each Borrower, threatened litigation, action, proceedings, investigation or labor controversy affecting such Borrower or any Material Subsidiary or any of its respective properties, businesses, assets or revenues which may reasonably be expected to have a Material Adverse Effect or which purports to affect the legality, validity or enforceability of any Loan Document.

(g) Each of the Borrowers and its Material Subsidiaries has filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP (or statutory accounting principles, as appropriate) shall have been set aside on its books and except where the failure to file said returns or reports or to pay such taxes or charges could not reasonably be expected to have a Material Adverse Effect.

(h) During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement and prior to the date of any Borrowing hereunder, except as disclosed in Schedule 4.01(h), no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by either Borrower or any member of the Controlled Group of any material liability, fine or penalty other than a non-defaulted obligation to make a contribution under Section 302 of ERISA. Except as disclosed in Schedule 4.01(h), neither Borrower nor any member of the Controlled Group have any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

(i) After applying the proceeds of each Advance, not more than 25% of the value of the assets of either Borrower that are subject to Section 5.02 are margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System).

(j) The Debt of each Borrower under this Agreement and, to the extent applicable, the Notes issued by such Borrower, will rank at least pari passu in priority of payment with all other unsecured and unsubordinated Debt of such Borrower.

(k) Each Borrower is and, after giving effect to each Advance and to the use of proceeds thereof, will be Solvent.

ARTICLE V

COVENANTS OF THE BORROWERS

SECTION 5.01 Affirmative Covenants. So long as any principal of or interest on any Advance or any other amount payable under this Agreement shall remain unpaid or any Lender shall have any Commitment hereunder, each Borrower will:

(a) Compliance with Statutes, Etc. Comply, and cause each of its Material Subsidiaries to comply, in all material respects with all applicable laws, statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, including, without limitation, ERISA and environmental laws in respect of the conduct of its business and the ownership of its property, except where noncompliance therewith could not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

(b) Use of Proceeds. Apply the proceeds of each Advance for working capital and general corporate or company purposes of such Borrower and its Subsidiaries.

(c) Maintenance of Insurance. Maintain, and cause each of its Material Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Borrower or such Material Subsidiary operates; provided, however, that each Borrower and its Material Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which such Borrower or such Material Subsidiary operates and to the extent consistent with prudent business practice.

(d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Material Subsidiaries to preserve and maintain, its legal existence (except as otherwise permitted by Section 5.02(b)) and its material rights, franchises and licenses; provided, however, that nothing in this Section 5.01(d) shall prevent the withdrawal, lapse or termination by either Borrower or any of its Material Subsidiaries of any right, franchise or license where such withdrawal, lapse or termination could not reasonably be expected to have a Material Adverse Effect.

(e) Keeping of Books; Visitation Rights. (i) Keep, and cause each of its Material Subsidiaries to keep, books of record and account which accurately reflect all of its business affairs and transactions; and (ii) permit, and cause each of its Material Subsidiaries to permit, officers and designated representatives of the Administrative Agent and any Lender to visit and inspect, under guidance of officers of either Borrower or such Material Subsidiary, any of the properties of such Borrower or such Material Subsidiary, and to examine the books of record and account of such Borrower or such Material Subsidiary and discuss the affairs, finances and accounts of such Borrower or such Material Subsidiary with, and be advised as to the same by, its and their officers and its independent public accountants (and each Borrower hereby authorizes such independent public accountant to discuss each Borrower’s financial matters with the Administrative Agent or its representatives), all at such reasonable times and intervals (and, prior to the occurrence of any Default, with reasonable prior notice given to the applicable Borrower) and to such reasonable extent as any Lender may reasonably request.

(f) Reporting Requirements. Furnish to the Administrative Agent:

(i) Quarterly Financial Statements of Ambac Financial. As soon as they are available, but in any event within 60 days after the end of each of the first three quarterly accounting periods in each fiscal year of Ambac Financial, the Consolidated balance sheet of Ambac Financial and its Consolidated Subsidiaries as at the end of such quarterly period and the related Consolidated statements of operations and cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period all of which shall be certified by the chief financial officer or treasurer of Ambac Financial, subject to year-end audit adjustments.

(ii) Annual Financial Statements of Ambac Financial. As soon as they are available, but in any event within 120 days after the end of each fiscal year of Ambac Financial, a copy of the annual report for such fiscal year for Ambac Financial and its Consolidated Subsidiaries, including therein the Consolidated balance sheet of Ambac Financial and its Consolidated Subsidiaries as at the end of such fiscal year and the related Consolidated statements of operations, stockholders’ equity and of cash flow for such fiscal year, in each case, certified, in the case of the Consolidated financial statements, by independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent.

(iii) Quarterly Statutory Statements of Ambac Assurance. As soon as they are available, but in any event within 60 days after the end of each of the first three quarterly accounting periods in each fiscal year of Ambac Assurance, the quarterly statement of Ambac Assurance for such quarter, as filed with the Office of Commissioner of Insurance of the State of Wisconsin, certified as to fairness of presentation, generally accepted statutory accounting principles and consistency by the Responsible Officer of Ambac Assurance as at the end of such quarterly period and the related Consolidated statements of operations and cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, all of which shall be certified by the chief financial officer or treasurer of Ambac Assurance, subject to year-end audit adjustments.

(iv) Annual Statutory Statements of Ambac Assurance. As soon as they are available, but in any event within 120 days after the end of each fiscal year of Ambac Assurance, a copy of the annual statement for such fiscal year for Ambac Assurance as filed with the Office of Commissioner of Insurance of the State of Wisconsin, certified as to fairness of presentation, generally accepted statutory accounting principles and consistency by the Responsible Officer of Ambac Assurance.

(v) Occurrence of Default. As soon as possible and in any event within ten days after a Responsible Officer of either Borrower shall obtain actual knowledge of the occurrence of a Default continuing on the date of such statement, a statement of the chief financial officer of such Borrower setting forth details of such Default and the action that such Borrower has taken and proposes to take with respect thereto.

(vi) Compliance Certificate. Concurrently with the delivery of the financial information pursuant to clauses (i) and (ii) above, a Compliance Certificate, executed by a Responsible Officer of Ambac Financial, showing compliance as of the last day of the most recently completed fiscal quarter with the financial covenants set forth in Section 5.03 and stating that no Default has occurred and is continuing (or, if a Default has occurred, specifying the details of such Default and the action that Ambac Financial has taken or proposes to take with respect thereto).

(vii) Notice of Litigation. As soon as possible and in any event within 5 Business Days after a Responsible Officer of either Borrower obtains knowledge of the filing or commencement of any material litigation, action, proceeding or labor controversy with respect to such Borrower or any of its Material Subsidiaries, notice thereof and, to the extent the Administrative Agent requests, copies of all documentation relating thereto.

(viii) ERISA. Immediately upon becoming aware of (i) the institution of any steps by any Person to terminate any Pension Plan, (ii) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA, (iii) the taking of any action with respect to a Pension Plan which could result in the requirement that either Borrower furnish a bond or other security to the Pension Benefit Guaranty Corporation (or any Person succeeding to any or all of its functions under ERISA) or such Pension Plan, or (iv) the occurrence of any event with respect to any Pension Plan which could result in the incurrence by either Borrower of any material liability, fine or penalty, notice thereof and copies of all documentation relating thereto.

(ix) Other Information. Such other financial and other information as any Lender through the Administrative Agent may from time to time reasonably request.

(g) Payment of Taxes, Etc. Pay and discharge, and cause each of its Material Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither Borrower nor any of its Material Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(h) Maintenance of Properties. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02 Negative Covenants. So long as any principal of or interest on any Advance or any other amount payable under this Agreement shall remain unpaid or any Lender shall have any Commitment hereunder, each Borrower agrees that:

(a) Liens. It will not, and will not permit any of its Material Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, to secure Debt of such Borrower or such Material Subsidiary except: (i) Liens granted prior to the Effective Date securing Debt existing as of the Effective

Date which Liens are identified in Schedule 5.02(a); (ii) any Lien on any asset granted to secure payment of Debt incurred or assumed for the purpose of financing the acquisition of such asset, provided that such Lien attaches to such asset no later than the ninetieth day after such acquisition; (iii) any Lien existing on any asset prior to the acquisition thereof by such Borrower or any Material Subsidiary thereof and not created in contemplation of such acquisition; (iv) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted in clause (i), (ii) or (iii), provided that such Debt is not increased and is not secured by any additional assets; (v) Permitted Liens; (vi) any Lien consisting of a pledge by Ambac Assurance of its subrogation rights to secure Debt for borrowed money, in the aggregate amount outstanding not to exceed $50,000,000 at any time; and (vii) other Liens where the aggregate principal amount of Debt secured thereby at any time outstanding does not exceed $50,000,000 in the aggregate.

(b) Mergers, Etc. It will not, and will not permit any of its Material Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other Person, except: (i) any such Material Subsidiary (other than Ambac Assurance) may liquidate or dissolve voluntarily into, and may consolidate and merge with and into, either Borrower or any other Material Subsidiary of either Borrower; and (ii) so long as no Default has occurred and is continuing or would occur after giving effect thereto, either Borrower may consolidate or merge with and into any other Person organized under the laws of a State of the United States if (A) such Borrower is the surviving entity and such Borrower and its Subsidiaries, as a whole, will continue to have the financial guaranty business as one of its principal businesses; or (B) all of the following are satisfied: (I) such other Person and its Subsidiaries, as a whole, shall have the financial guaranty business as one of its principal businesses, (II) such Person shall have assumed all the obligations of such Borrower pursuant to an instrument in form and substance reasonably satisfactory to the Required Lenders and shall have delivered such opinions of counsel with respect thereto as the Administrative Agent may reasonably request, (III) both immediately prior to and after giving effect to such consolidation or merger, the ratings on such Person’s senior unsecured debt and (if such Person is an insurer at such time) claims-paying ability shall be at least as high as the applicable Borrower immediately prior to such consolidation or merger, and (IV) such Person meets each Lender’s internal policies with respect to extensions of credit of the type contemplated hereunder.

(c) Asset Dispositions. It will not, and will not permit any of its Material Subsidiaries to, sell, transfer, lease, contribute or otherwise convey, or grant options, warrants or other rights with respect to, all or any substantial part of its property, revenues or assets (including accounts receivable and capital stock of any of its Material Subsidiaries) to any Person (any of the foregoing, an “Asset Disposition”); provided, however, that each Borrower and its Material Subsidiaries may consummate (i) Asset Dispositions in the ordinary course of their business and (ii) any Asset Disposition, to the extent that immediately after giving effect to such Asset Disposition, the aggregate fair market value (determined at the time of the applicable transactions) of all assets subject to Asset Dispositions (other than those described in clause (i) consummated by the Borrowers and their respective Subsidiaries in such fiscal year) and consummated in such fiscal year, would not exceed 25% of the stockholders’ equity of Ambac Financial and its Subsidiaries, on a Consolidated basis (excluding unrealized gains on investments and unrealized losses on investments), at the end of the next preceding fiscal year.

SECTION 5.03 Financial Covenants.

So long as any principal of or interest on any Advance or any other amount payable under this Agreement shall remain unpaid or any Lender shall have any Commitment hereunder, Ambac Financial will:

(a) Minimum Net Assets. Maintain at all times an excess of Consolidated total assets over Consolidated total liabilities (in each case excluding the assets and liabilities of Aleutian and Juneau and of Persons which are Consolidated or subject to be Consolidated according to FASB Interpretation 46(R) (Consolidation of Variable Interest Entities)) of at least $2,900,000,000 plus (i) an amount equal to 15% of Consolidated net income (if positive) for each fiscal year of Ambac Financial commencing with fiscal year 2007 plus (ii) an amount equal to 15% of the Net Proceeds of any Equity Issuance made during such fiscal year.

(b) Leverage Ratio. Maintain, as at the last day of each fiscal quarter of Ambac Financial, a Leverage Ratio of not greater than 0.3 to 1.0.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01 Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) Either Borrower shall fail to pay any principal of any Advance made to such Borrower when the same becomes due and payable; or either Borrower shall fail to pay any interest on any Advance made to such Borrower or make any payment of fees or other amounts (other than principal) payable by such Borrower under this Agreement or any Note within five Business Days after the same becomes due and payable by such Borrower; or

(b) Any representation or warranty made by either Borrower herein or which is contained in any certificate furnished by such Borrower at any time under or in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed made; or

(c) Either Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(f)(v), 5.02(b), 5.02(c) or 5.03 on its part to be performed or observed; or either Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to such Borrower by the Administrative Agent or any Lender; or

(d) Either Borrower or any of its Material Subsidiaries shall (i) fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least $100,000,000 in the aggregate (but excluding Debt outstanding hereunder) of such Borrower or such Material Subsidiary, as the case may be, when the same becomes due and payable, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e) Either Borrower or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability or unwillingness to pay its debts generally, or shall make a general assignment for the benefit of creditors; or

(f) Any proceeding shall be instituted by or against either Borrower or any of its Material Subsidiaries seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up,

reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Federal, State or foreign law relating to bankruptcy, insolvency, receivership or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or either Borrower or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in subsection (e) or in this subsection (f); or

(g) Any judgment or order for the payment of money individually or in the aggregate in excess of $100,000,000 at any one time in effect, shall be rendered against either Borrower or any of its Material Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that the amount of any such judgment or order shall not be considered in determining whether a Default exists under this Section 6.01(g) if and to the extent that (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

(h) Any of the following events shall occur with respect to any Pension Plan: (i) the institution of any steps by either Borrower, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, such Borrower or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $20,000,000; or (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; or

(i) A Change of Control shall occur;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the Advances and the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances and the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower; provided, however, that in the case of any Event of Default described in subsection (f) above, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances and the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.

ARTICLE VII

THE ADMINISTRATIVE AGENT, ETC.

SECTION 7.01 Authorization and Action. (a) Each Lender hereby appoints Citibank as the Administrative Agent under and for the purposes of each Loan Document. Each Lender authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Advances and the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders or all the Lenders if applicable, and such instructions shall be binding upon all Lenders and all holders of the Advances and the Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by either Borrower pursuant to the terms of this Agreement.

(b) Anything in this Agreement to the contrary notwithstanding, none of the Persons identified on the cover page hereof as “Co-Syndication Agents”, “Co-Documentation Agents”, “Sole Lead Arranger” or “Sole Book Runner” shall have, in their capacities as such, any responsibilities or liabilities under or in connection with this Agreement.

SECTION 7.02 The Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing: (i) the Administrative Agent may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (ii) the Administrative Agent may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) the Administrative Agent makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) the Administrative Agent shall have no duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrowers or to inspect the property (including the books and records) of the Borrowers; (v) the Administrative Agent shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, this Agreement or any other instrument or document furnished pursuant hereto; and (vi) the Administrative Agent shall not incur any liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03 Administrative Agent and Affiliates. With respect to its Commitment, the Advances made by it and the Note or Notes issued to it, the Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrowers, any of their Subsidiaries and any Person who may do business with or own securities of either Borrower or any such Subsidiaries, all as if it were not acting as the Administrative Agent and without any duty to account therefor to the Lenders.

SECTION 7.04 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any Lender or any of the Persons identified on the cover page hereof as “Co-Syndication Agents”, “Sole Lead Arranger” or “Sole Book Runner”, and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this

Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any such Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05 Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrowers), ratably according to the respective principal amounts of the Advances and Notes then held by each of them (or if no Notes are at the time outstanding) ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket fees and expenses (including counsel fees and expenses) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such fees and expenses by the Borrowers. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, any Lender or a third party.

SECTION 7.06 Successor. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by either Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) except as provided in Section 2.16, increase or extend the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Advances or the Notes or any fees payable under Section 2.03, or any other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Advances or the Notes or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances or the Notes, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or (f) amend this Section 8.01 or the definition of “Required Lenders”; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Note.

SECTION 8.02 Notices, Etc. (a) All notices and other communications provided for hereunder shall be in writing (including telecopier) and mailed, telecopied or delivered, if to either Borrower, at its address at One State Street Plaza, New York, New York, 10004, Attention: Treasurer (with copy to General Counsel at same address); if to any Lender, at its address (or telecopier number) set forth in its Administrative Questionnaire; and if to the Administrative Agent, at its address at Citibank, N.A., 2 Penns Way, Suite 110, New Castle, Delaware 19720, Attention: Mr. Nick Rozell (fax: 212-994-0961); or, as to the Borrowers or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrowers and the Administrative Agent. All such notices and communications shall, when mailed or telecopied, be effective when deposited in the mails or telecopied, respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III or VII shall not be effective until received by the Administrative Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b) Each Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (ii) provides notice of any Default under this Agreement or (iii) is required to be delivered to satisfy any condition precedent to the occurrence of the Effective Date (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com. In addition, each Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement but only to the extent requested by the Administrative Agent.

(c) Each Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, THE “AGENT PARTIES”) HAVE ANY LIABILITY TO EITHER BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT,

CONTRACT OR OTHERWISE) ARISING OUT OF SUCH BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of this Agreement. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to provide to the Administrative Agent in writing (including by electronic communication), promptly after the date of this Agreement, an e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

(e) Nothing herein shall prejudice the right of either Borrower, the Administrative Agent or any Lender to give any notice or other communication pursuant to this Agreement in any other manner specified in this Agreement.

SECTION 8.03 No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04 Costs and Expenses. (a) The Borrowers jointly and severally agree to pay in Dollars on demand all out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including the reasonable fees and expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement. The Borrowers further jointly and severally agree to pay in Dollars on demand all out-of-pocket costs and expenses of the Administrative Agent and the Lenders, if any, in connection with the enforcement of this Agreement, the Notes and the other documents to be delivered hereunder, limited, in the case of counsel fees and expenses, to the reasonable fees and expenses of one common counsel for the Administrative Agent and the Lenders.

(b) The Borrowers jointly and severally agree to indemnify and hold harmless the Administrative Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or relating to the Notes, this Agreement, the transactions contemplated hereby or the actual or proposed use of the proceeds of the Advances, whether or not such investigation, litigation or proceeding is brought by a Borrower, any of its shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise, a party thereto, except with respect to any Indemnified Party to the extent such claim, damage, loss, liability or expense results from such Indemnified Party’s gross negligence or willful misconduct as determined in a final non-appealable judgment by a court of competent jurisdiction. In no event shall any Indemnified Party have any liability for any special, indirect, consequential or punitive damages in connection with any matter relating hereto.

(c) If any payment of principal of, or Conversion of, any Eurocurrency Rate Advance is made by either Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.07(c), 2.09 or 2.11, prepayment, acceleration of the maturity of the Advances or the Notes pursuant to Section 6.01 or for any other reason, or if such Borrower fails to make a prepayment of any Eurocurrency Rate Advance under Section 2.09 in accordance with a notice of prepayment given under such Section, such Borrower shall, upon written demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to prepay, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d) Without prejudice to the survival of any other agreement of each Borrower hereunder, the agreements and obligations of each Borrower contained in Sections 2.10 and 2.13 and this Section 8.04 shall survive the payment in full of principal and interest payable hereunder and under the Notes.

SECTION 8.05 Right of Set-off. Upon the occurrence and during the continuance of any Default under Section 6.01(f) or any Event of Default and the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances and Notes due and payable pursuant to the provisions of Section 6.01, or any actual acceleration of the maturity thereof pursuant to the proviso at the end of Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of either Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify such Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 8.05 are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Lender may have.

SECTION 8.06 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrowers shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 8.07 Assignments and Participations. (a) Each Lender may, if approved by the Borrowers and the Administrative Agent (which approvals may not be unreasonably withheld or delayed and which approvals of the Borrowers shall not be required if an Event of Default has occurred and is continuing), and, if demanded by the Borrowers in the event that at any time any Lender shall cease to have the Required Lender Rating, upon at least 5 Business Days’ notice to such Lender and the Administrative Agent, will assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the

Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,500 and (v) the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Notwithstanding the foregoing, each Lender will have the right, upon notice to the Administrative Agent and with the approval of the Borrowers (which approval may not be unreasonably withheld or delayed and which approval shall not be required if an Event of Default has occurred and is continuing), to assign all or part of its rights and obligations under any Loan Document to any of its Affiliates.

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of either Borrower or the performance or observance by either Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c) The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to each Borrower. Within five Business Days after its receipt of such notice, each Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

(e) Each Lender may sell participations to one or more banks or other entities (other than the Borrowers or any of their Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrowers hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by either Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

(f) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

SECTION 8.08 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 8.08, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to either Borrower and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 8.08 or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers. For purposes of this Section 8.08, “Information” means all information received from either Borrower or any of its Subsidiaries relating to such Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by either Borrower or any of its Subsidiaries, provided that, in the case of information received from either Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 8.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 8.09 Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 8.10 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.11 WAIVER OF JURY TRIAL. EACH OF THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.12 Judgment Currency. This is an international loan transaction in which the specification of Dollars or an Alternate Currency, as the case may be (the “Specified Currency”), and payment of Dollars in New York City and of an Alternate Currency in the Principal Financial Center for such Alternate Currency, as the case may be (the “Specified Place”), is of the essence, and the Specified Currency shall be the currency of account in all events relating to Advances denominated in the Specified Currency. The payment obligations of the Borrowers under this Agreement and the Notes shall not be discharged by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in a Specified Currency into another currency (the “Second Currency”), the rate of exchange which shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding that on which such judgment is rendered. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder (an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder or under the Notes in the Second Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and each Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand in the Specified Currency, any difference between the sum originally due to such Entitled Person in the Specified Currency and the amount of the Specified Currency so purchased and transferred.

SECTION 8.13 European Monetary Union.

(a) Payments by the Administrative Agent Generally. With respect to the payment of any amount denominated in Euro, the Administrative Agent shall not be liable to any of the Borrowers or any of the Lenders in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Administrative Agent if the Administrative Agent shall have taken all relevant steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds (in Euro) to the account of any Borrower or any Lender in the Principal Financial Center in the Participating Member State which such Borrower or such Lender, as the case may be, shall have specified for such purpose. For the purposes of this paragraph, “all relevant steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Administrative Agent may from time to time determine for the purpose of clearing or settling payments in Euro.

(b) Other Consequential Changes. Without prejudice to the respective liabilities of the Borrowers to the Lenders and the Lenders to the Borrowers under or pursuant to this Agreement, except as expressly provided in this Section, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time reasonably specify to be necessary or appropriate to reflect the introduction of or changeover to Euros in Participating Member States.

SECTION 8.14 Jurisdiction, Etc. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

SECTION 8.15 Nature of Obligations. The obligations of the Borrowers under the Loan Documents are several obligations, and are not joint and several obligations, of the respective Borrowers unless otherwise expressly provided herein.

SECTION 8.16 USA PATRIOT Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

AMBAC FINANCIAL GROUP, INC.

By	/s/ David Trick
Name:	David Trick
Title:	Managing Director & Treasurer

AMBAC ASSURANCE CORPORATION

By	/s/ David Trick
Name:	David Trick
Title:	Managing Director & Treasurer

CITIBANK, N.A., as Administrative Agent

By	/s/ Shannon Sweeney
Name:	Shannon Sweeney
Title:	Vice President

LENDERS

CITIBANK, N.A.

By	/s/ Shannon Sweeney
Name:	Shannon Sweeney
Title:	Vice President

THE BANK OF NEW YORK

By	/s/ Lizanne T. Eberle
Name:	Lizanne T. Eberle
Title:	Managing Director

KEYBANK, NATIONAL ASSOCIATION

By	/s/ Mary K. Young
Name:	Mary K. Young
Title:	Senior Vice President

HSBC BANK USA, N.A.

By	/s/ Dennis Cogan
Name:	Dennis Cogan
Title:	Managing Director

WACHOVIA BANK, NATIONAL ASSOCIATION

By	/s/ Joan Anderson
Name:	Joan Anderson
Title:	Director

MERRILL LYNCH BANK USA

By	/s/ Derek Befus
Name:	Derek Befus
Title:	Vice President

SCHEDULE I

COMMITMENTS

LENDER	COMMITMENT
Citibank, N.A.	$80,000,000
The Bank of New York	$67,500,000
KeyBank, National Association	$67,500,000
HSBC Bank USA, N.A.	$67,500,000
Wachovia Bank, National Association	$67,500,000
Merrill Lynch Bank USA	$50,000,000
TOTAL COMMITMENTS	$400,000,000

SCHEDULE II

ADMINISTRATIVE AGENT’S ACCOUNT(S)

Eurocurrency Payment Details:

Citibank N.A.

London EC14 9GE

Swift Code CITIGB2L

Favour Citibank Int’l PLC, London,

A/C:    944823

Attn: UK Loans Dept.

Ref: (Borrower Name)

GBP Payment Details:

Citibank N.A., 11 Old Jewry,

London EC2R 8DU

Sort Code 18.50.04

Favour Citibank Int’l PLC

A/C:    558397

Attn: UK Loans Dept

Ref: (Borrower Name)

USD Payment Details:

Citibank, N.A., New York

2 Penns Way, Suite 110

New Castle, DE 19720

ABA 021000089

Favor Medium Term Finance

A/C 36852248

Attn: Nick Rozell

Ref: (Borrower Name)

SCHEDULE III

MCR Costs Formulae

1.	The MCR Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The MCR Cost rate will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each such Lender in the relevant Advance) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from an Applicable Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Applicable Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Advances made from that Applicable Lending Office.

4.	The Additional Cost Rate for any Lender lending from an Applicable Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to an Advance denominated in Sterling:

AB + C(B – D) +E × 0.01
100 ( A + C) per cent. per annum

(b)	in relation to an Advance denominated in Euros:

E × 0.01
300 per cent. per annum.

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Applicable Margin and the MCR Cost and, if applicable, the additional amount of interest specified in Section 2.07(c) payable for the relevant Interest Period on the Advance.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E	designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000;

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” has the meaning given to it from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England.

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits.

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate).

(d)	“Special Deposits” has the meaning given to it from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England.

(e)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Applicable Lending Office; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative

Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with an Applicable Lending Office in the same jurisdiction as its Applicable Lending Office.

9.	The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

10.	The Administrative Agent shall distribute the additional amounts received as a result of the MCR Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

11.	Any determination by the Administrative Agent pursuant to this Schedule III in relation to a formula, the MCR Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

12.	The Administrative Agent may from time to time, after consultation with the Borrowers and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

SCHEDULE 4.01(H)

AMBAC FINANCIAL GROUP, INC./

AMBAC ASSURANCE CORPORATION

REVOLVING CREDIT AGREEMENT

CONTINGENT LIABILITIES

•

Post-retirement health and life insurance benefits provided under Ambac Financial Health and Welfare Plan for those employees that commenced employment with Ambac Financial or any of its Subsidiaries prior to August 1, 2005.

•

During 2006, the Compensation Committee of the Board of Directors of Ambac Financial approved an amendment to the Pension Plan that stopped the accrual of additional benefits effective December 31, 2006. Ambac Financial and its Subsidiaries are in the process of taking necessary steps to terminate the Pension Plan.

SCHEDULE 5.02(A)

AMBAC FINANCIAL GROUP, INC./

AMBAC ASSURANCE CORPORATION

REVOLVING CREDIT AGREEMENT

ONGOING DEBT

•	None

EXHIBIT A -

FORM OF NOTE

PROMISSORY NOTE

U.S.$	Dated: , 2007

FOR VALUE RECEIVED, the undersigned, [AMBAC FINANCIAL GROUP, INC./AMBAC ASSURANCE CORPORATION] (the “Borrower”), HEREBY PROMISES TO PAY on the Commitment Termination Date (as defined in the Credit Agreement referred to below) to the order of                                                           (the “Lender”) for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below) the aggregate principal amount of the Advances made by the Lender to the Borrower pursuant to the First Amended and Restated Revolving Credit Agreement dated as of July 30, 2007, among the Borrower, the Lender and certain other lenders parties thereto, and Citibank, N.A., as Administrative Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on the Commitment Termination Date.

The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, and in the Currency, as are specified in the Credit Agreement.

The date, amount, Type, Currency, interest rate and duration of Interest Period of each Advance made by the Lender to the Borrowers, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation (or any error in making any such recordation) or endorsement shall not affect the obligations of the Borrowers to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Advances made by the Lender. This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

[AMBAC FINANCIAL GROUP INC./
AMBAC ASSURANCE CORPORATION]

By
Name:
Title:

REVOLVING CREDIT NOTE

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

REVOLVING CREDIT NOTE

EXHIBIT B - FORM OF

NOTICE OF BORROWING

Citibank, N.A., as Administrative Agent

for the Lenders parties

to the Credit Agreement

referred to below

, 20

Attention:

Ladies and Gentlemen:

The undersigned, [Ambac Financial Group, Inc./Ambac Assurance Corporation], refers to the First Amended and Restated Revolving Credit Agreement, dated as of July 30, 2007 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, [Ambac Financial Group, Inc./Ambac Assurance Corporation], certain Lenders parties thereto, and Citibank, N.A., as Administrative Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is                  , 20    .

(ii) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurocurrency Rate Advances].

(iii) The [Currency of the Proposed Borrowing is              and the]1 aggregate amount of the Proposed Borrowing, stated in Dollars, is $                    .

[(iv) The Eurocurrency Rate of the Eurocurrency Rate Borrowing in [LIBOR][EURIBOR].

[(iv) The initial Interest Period for each Eurocurrency Rate Advance made as part of the Proposed Borrowing is                      month[s].]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties contained in Section 4.01 (other than subparagraphs (f) and (g) and the final sentence of subparagraph (e) thereof) of the Credit Agreement are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

[1]	Insert in the case of Eurocurrency Rate Borrowing only.

B-1

(B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours,

[AMBAC FINANCIAL GROUP, INC./AMBAC ASSURANCE CORPORATION]

By
Name:
Title:

B-2

EXHIBIT C - FORM OF

ASSIGNMENT AND ACCEPTANCE

Reference is made to the First Amended and Restated Revolving Credit Agreement dated as of July 30, 2007 (as amended or modified from time to time, the “Credit Agreement”) among Ambac Financial Group, Inc. and Ambac Assurance Corporation (the “Borrowers”), the Lenders (as defined in the Credit Agreement), and Citibank, N.A., as administrative agent for the Lenders (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

The “Assignor” and the “Assignee” referred to on Schedule I hereto agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement. After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of the Advances owing to the Assignee will be as set forth on Schedule 1 hereto.

2. The Assignor (a) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of either Borrower or the performance or observance by either Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (d) attaches the Note held by the Assignor and requests that the Administrative Agent exchange such Note for a new Note payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto or new Notes payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto and the Assignor in an amount equal to the Commitment retained by the Assignor under the Credit Agreement, respectively, as specified on Schedule 1 hereto.

3. The Assignee (a) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (b) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) confirms that it is an Eligible Assignee; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (f) attaches any U.S. Internal Revenue Service forms required under Section 2.13 of the Credit Agreement.

4. Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent, unless otherwise specified on Schedule 1 hereto.

5. Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

6. Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

Schedule 1

to

Assignment and Acceptance

Percentage interest assigned:			%

Assignee’s Commitment:	$

Aggregate outstanding principal amount of Advances assigned:	$

Principal amount of Note payable to Assignee:	$

Principal amount of Note payable to Assignor:	$

Effective Date*		,

[NAME OF ASSIGNOR], as Assignor

By
Name:
Title:

Dated: ,

[NAME OF ASSIGNEE], as Assignee

By
Name:
Title:

*	This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Agent.

Accepted [and Approved] this

day of ,

, as Administrative Agent

By
Name:
Title:

Approved this day of ,

AMBAC FINANCIAL GROUP, INC.

By
Name:
Title:

AMBAC ASSURANCE CORPORATION

By
Name:
Title:

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

AMBAC FINANCIAL GROUP, INC.

AMBAC ASSURANCE CORPORATION

This certificate is delivered pursuant to clause (vi) of Section 5.01(f) of the First Amended and Restated Revolving Credit Agreement dated as of July 30, 2007 (together with all amendments and other modifications, if any, from time to time made thereto, the “Credit Agreement”), among AMBAC FINANCIAL GROUP, INC (“Ambac Financial”), AMBAC ASSURANCE CORPORATION (“Ambac Assurance”; together with Ambac Financial, the “Borrowers”), the various commercial lending institutions as are or may become parties (hereto collectively, the “Lenders”), and CITIBANK, N.A., as administrative agent (the “Administrative Agent”). Unless otherwise defined herein, terms used herein and in the Attachment 1 hereto have the meanings provided therefor in the Credit Agreement.

This Compliance Certificate relates to the              Fiscal Quarter, commencing on                     ,          and ending on                     ,          (such latter date being the “Computation Date”). Ambac Financial hereby further certifies, represents and warrants that as of the Computation Date:

(1)	No Default has occurred and is continuing;

(2)	The Leverage Ratio on the Computation Date was to 1.00, as computed on Attachment 1 hereto. The maximum Leverage Ratio permitted pursuant to Section 5.03(b) of the Credit Agreement on the Computation Date is 0.30 to 1.00, and accordingly, Section 5.03(b) of the Credit Agreement has [not] been complied with; and

(3)	The excess of Consolidated total assets over Consolidated total liabilities (in each case excluding the assets and liabilities of Aleutian and Juneau) and of Persons which are Consolidated or subject to be Consolidated according to FASB Interpretation 46(R) (Consolidation of Variable Interest Entities) is $ . The minimum amount by which Consolidated total assets must exceed Consolidated total liabilities as of the Computation Date pursuant to Section 5.03(a) of the Credit Agreement is $ , and accordingly, Section 5.03(a) of the Credit Agreement has [not] been complied with.

IN WITNESS WHEREOF, the undersigned has caused this Compliance Certificate to be delivered by its Responsible Officer this          day of                     ,         .

AMBAC FINANCIAL GROUP, INC.

By:
Name:
Title:

D-1

LEVERAGE RATIO

As of                      , 20

(the “Computation Date”)

(A)	Total Debt of Ambac Financial and its Subsidiaries (other than Aleutian and Juneau) on a Consolidated basis as of the Computation Date

(1)	Borrowed money and all obligations evidenced by bonds, debentures, notes or other similar instruments (excluding Contingent-Capital Securities, Credit-Linked Notes and that portion of Debt in respect of Hybrid Securities included in Item C).	$

(2)	All obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of Ambac Financial or its Subsidiaries (other than Aleutian and Juneau) on a Consolidated basis.	$

(3)	All obligations as lessees under leases which have been or should be, in accordance with GAAP, recorded as capitalized lease liabilities.	$

(4)	All Contingent Liabilities in respect of any of Items A(1), A(2) and A(3).	$

(5)	The sum of Items A(1), A(2), A(3) and A(4).	$

(B)	Stockholders’ Equity: Stockholders’ equity of Ambac Financial and its Subsidiaries (other than Aleutian and Juneau), on a Consolidated basis (excluding unrealized gains on investments and unrealized losses on investments).

(C)	Total Capital: the sum of Item A(5) plus Item B plus the aggregate Hybrid Securities Amounts (excluding that portion, if any, of such aggregate Hybrid Securities Amounts that exceeds 15% of this Item C before giving effect to such exclusion).

(D)	Leverage Ratio:

The ratio of Item A(5) to Item C	to 1.00

D-2

EXHIBIT E

[FORM OF OPINION OF ANNE GILL KELLY, ESQ., MANAGING DIRECTOR, SECRETARY AND

ASSISTANT GENERAL COUNSEL OF AMBAC FINANCIAL GROUP, INC.]

                     , 2007

Citibank, N.A., as Administrative Agent

                (as defined below)

Re:	Ambac Financial Group, Inc.

Ladies and Gentlemen:

This opinion is delivered to you pursuant to Section 3.01(c)(vi) of the First Amended and Restated Revolving Credit Agreement dated as of July 30, 2007 (the “Credit Agreement”), among Ambac Financial Group, Inc., a Delaware corporation (“Ambac Financial”), Ambac Assurance Corporation, a Wisconsin stock insurance corporation, the Lenders parties thereto and Citibank, N.A., as Administrative Agent for the Lenders (the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.

I am Assistant General Counsel of Ambac Financial and have acted as counsel to Ambac Financial in connection with the preparation, execution and delivery of the Credit Agreement. In that connection, I have examined:

1.	the Credit Agreement;

2.	the Notes dated the date hereof, executed by Ambac Financial and payable to each of you as Lenders (the “Ambac Financial Notes”);

3.	the Amended and Restated Certificate of Incorporation of Ambac Financial and all amendments thereto (the “Charter”); and

4.	the By-laws of Ambac Financial and all amendments thereto (the “By-laws”).

I also have examined and am familiar with the originals, or copies certified or otherwise identified to my satisfaction, of such documents and corporate records of Ambac Financial, certificates of public officials and officers of Ambac Financial and agreements, instruments and other documents, as I have deemed necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, I have, when relevant facts were not independently established by me, relied, to the extent I deemed appropriate, upon certificates of Ambac Financial or its officers, or of public officials. In addition, I have also assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with originals of all documents submitted to me as copies thereof. I have also assumed the due execution and delivery, pursuant to due authorization, of the Credit Agreement by each of the Lenders and the Administrative Agent.

I am qualified to practice law in the State of New York. I do not purport to express any opinion herein as to the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

Based upon the foregoing and upon such investigation, as I have deemed necessary, I am of the following opinion:

(1) Ambac Financial is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Ambac Financial is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, except where the failure to be so qualified, singly or in the aggregate, would not have a Material Adverse Effect.

(2) The execution, delivery and performance by Ambac Financial of the Credit Agreement and the Ambac Financial Notes are within Ambac Financial’s corporate powers, and have been duly authorized by all necessary corporate action on the part of Ambac Financial.

(3) There is no pending or, to my knowledge, threatened action, suit, investigation, litigation, proceeding or labor controversy affecting Ambac Financial before any court, governmental agency or arbitrator which (A) purports to affect the legality, validity or enforceability of the Credit Agreement or any of the Ambac Financial Notes or the consummation of the transactions contemplated thereby or (B) which could be reasonably likely to have a Material Adverse Effect.

(4) The execution, delivery and performance by Ambac Financial of the Credit Agreement and the Ambac Financial Notes do not (i) violate or contravene its Charter or By-laws, or any contractual restriction or law applicable to Ambac Financial or any rule or regulation applicable to Ambac Financial or (ii) result in, or require the creation or imposition of, any Lien on any of Ambac Financial’s properties.

(5) The execution, delivery and performance by Ambac Financial of the Credit Agreement and the Ambac Financial Notes do not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under (i) any indenture, loan agreement, lease, guarantee, mortgage or other agreement or instrument, or (ii) any order, writ, judgment, award, injunction or decree known to me to which Ambac Financial is a party or by which it is bound or to which any of its properties or assets are subject, except for such conflicts, breaches or defaults, which individually or in the aggregate, would not have any Material Adverse Effect, would not have a material adverse effect on the legality, validity, binding effect or enforceability of the Credit Agreement or the Ambac Financial Notes, and would not subject the Administrative Agent or any Lender to any liability.

(6) No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by Ambac Financial of the Credit Agreement or any Ambac Financial Note.

(7) The Credit Agreement and the Ambac Financial Notes have been duly executed and delivered on behalf of Ambac Financial.

A copy of this opinion letter may be delivered by each of you to any Eligible Assignee in connection with and at the time of any assignment and delegation by either of you as a Lender to such Eligible Assignee of a portion of your Advances and Commitment in accordance with the provisions of the Credit Agreement, and such Eligible Assignee may rely on the opinions expressed above with respect to the Credit Agreement as if this opinion letter were addressed and delivered to such Eligible Assignee on the date hereof.

This opinion letter speaks only as of the date hereof. I do not assume, and I expressly disclaim, any responsibility to advise any of you or any other Person who is permitted to rely on any opinion expressed herein as specified in the next preceding paragraph of any or change of law or fact that may occur after the date of this opinion letter even though such change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this opinion letter.

This opinion is given pursuant to the Credit Agreement and in connection with the Loan Documents and is not to be relied upon for any other purpose.

Very truly yours,

EXHIBIT F

[FORM OF OPINION OF KEVIN J. DOYLE, ESQ., SENIOR VICE PRESIDENT AND

GENERAL COUNSEL OF AMBAC ASSURANCE CORPORATION]

                     , 2007

Citibank, N.A., as Administrative Agent

                (as defined below)

Re:	Ambac Assurance Corporation

Ladies and Gentlemen:

This opinion is delivered to you pursuant to Section 3.01(c)(vii) of the First Amended and Restated Revolving Credit Agreement dated as of July 30, 2007 (the “Credit Agreement”), among Ambac Financial Group, Inc., a Delaware corporation, Ambac Assurance Corporation, a Wisconsin stock insurance corporation (“Ambac Assurance”), the Lenders parties thereto, and Citibank, N.A., as Administrative Agent for the Lenders (the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.

I am a Managing Director and the General Counsel of Ambac Assurance and have acted as counsel to Ambac Assurance in connection with the preparation, execution and delivery of the Credit Agreement. In that connection, I have examined:

1.	the Credit Agreement;

2.	the Notes dated the date hereof, executed by Ambac Assurance and payable to each of you as Lenders (the “Ambac Assurance Notes”);

3.	the Restated Articles of Incorporation of Ambac Assurance and all amendments thereto (the “Charter”); and

4.	the restated by-laws of Ambac Assurance and all amendments thereto (the “By-laws”).

I have also examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents and corporate records of Ambac Assurance, certificates of public officials and officers of Ambac Assurance and agreements, instruments and other documents, as I have deemed necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, I have, when relevant facts were not independently established by me, relied, to the extent I deemed appropriate, upon certificates of Ambac Assurance or its officers, or of public officials. In addition, I have also assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with originals of all documents submitted to me as copies thereof I have also assumed the due execution and delivery, pursuant to due authorization, of the Credit Agreement by each of the Lenders and the Administrative Agent.

I am qualified to practice law in the State of New York. I do not purport to express any opinion herein as to the laws of any jurisdiction other than the laws of the State of New York and the Federal laws of the United States of America.

Based upon the foregoing and upon such investigation as I have deemed necessary, I am of the following opinion:

(1) Ambac Assurance is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, except where the failure to be so qualified, singly or in the aggregate, would not have a Material Adverse Effect.

(2) There is no pending or, to my knowledge, threatened action, suit, investigation, litigation, proceeding or labor controversy affecting Ambac Assurance before any court, governmental agency or arbitrator which (A) purports to affect the legality, validity or enforceability of the Credit Agreement or any of the Ambac Assurance Notes or the consummation of the transactions contemplated thereby or (B) which could be reasonably likely to have a Material Adverse Effect.

(3) All the outstanding shares of capital stock of Ambac Assurance are fully paid and non-assessable and issued to, and held of record by, Ambac Financial.

(4) The execution, delivery and performance by Ambac Assurance of the Credit Agreement and the Ambac Assurance Notes do not (i) violate or contravene its Charter or By-laws or any contractual restriction or law applicable to Ambac Assurance or any rule or regulation applicable to Ambac Assurance or (ii) result in, or require the creation or imposition of, any Lien on any of Ambac Assurance’s properties.

(5) The execution, delivery and performance by Ambac Assurance of the Credit Agreement and the Ambac Assurance Notes do not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under (i) any indenture, loan agreement, lease, guarantee, mortgage or other agreement or instrument, or (ii) any order, writ, judgment, award, injunction or decree known to me to which Ambac Assurance is a party or by which it is bound or to which any of its properties or assets are subject, except for such conflicts, breaches or defaults, which individually or in the aggregate, would not have any Material Adverse Effect, would not have a material adverse effect on the legality, validity, binding effect or enforceability of the Credit Agreement or the Ambac Assurance Notes, and would not subject the Administrative Agent or any Lender to any liability.

(6) No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by Ambac Assurance of the Credit Agreement or any Ambac Assurance Note.

(7) The Credit Agreement and the Ambac Assurance Notes have been duly executed and delivered on behalf of Ambac Assurance.

A copy of this opinion letter may be delivered by each of you to any Eligible Assignee in connection with and at the time of any assignment and delegation by either of you as a Lender to such Eligible Assignee of a portion of your Advances and Commitment in accordance with the provisions of the Credit Agreement and such Eligible Assignee may rely on the opinions expressed above with respect to the Credit Agreement, as if this opinion letter were addressed and delivered to such Eligible Assignee on the date hereof

This opinion letter speaks only as of the date hereof. I do not assume, and I expressly disclaim, any responsibility to advise any of you or any other person who is permitted to rely on any opinion expressed herein as specified in the next preceding paragraph of any change of law or fact that may occur after the date of this opinion letter even though such change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this opinion letter.

This opinion is given pursuant to the Credit Agreement and in connection with the Loan Documents and is not to be relied upon for any other purpose.

Very truly yours,

EXHIBIT G

[FORM OF OPINION OF DEWITT ROSS & STEVENS, S.C.]

                     , 2007

Citibank, N.A., as Administrative Agent

                (as defined below)

RE:	Ambac Assurance Corporation

Ladies and Gentlemen:

This opinion is delivered to you pursuant to Section 3.01(c)(viii) of the First Amended and Restated Revolving Credit Agreement dated as of July 30, 2007, (the “Credit Agreement”) among Ambac Financial Group, Inc., a Delaware corporation (“Ambac Financial”), Ambac Assurance Corporation, a Wisconsin stock insurance corporation (“Ambac Assurance”; together with Ambac Financial, the “Borrowers”), the various commercial lending institutions as are or may become parties thereto (collectively, the “Lenders”), and Citibank, N.A., as Administrative Agent for the Lenders (the “Administrative Agent”). Unless otherwise defined herein, terms to which meanings are ascribed in the Credit Agreement are used herein with such meanings.

We have acted as special counsel for Ambac Assurance in connection with the preparation, execution and delivery of the Credit Agreement.

In that connection, we have examined:

1.	the Credit Agreement;

2.	the Notes dated the date hereof, executed by Ambac Assurance and payable to each of you as Lenders (the “Ambac Assurance Notes”);

3.	the Restated Articles of Incorporation of Ambac Assurance and all amendments thereto (the “Charter”);

4.	the Restated Bylaws of Ambac Assurance and all amendments thereto (the “Bylaws”); and

5.	the Certificate of Authority issued to Ambac Assurance by the Office of the Commissioner of Insurance for the State of Wisconsin.

We have examined the originals, or copies certified to our satisfaction, of such other corporate records of Ambac Assurance, certificates of public officials and of officers of Ambac Assurance and Ambac Financial and agreements, instruments and other documents, as we have deemed necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, we have, when relevant facts were not independently established by us, relied, to the extent we deemed appropriate, upon certificates of Ambac Assurance and Ambac Financial or their respective officers, or of public officials.

We have assumed the due execution and delivery, pursuant to due authorization, of the Credit Agreement by the Lenders and the Administrative Agent. We have assumed the due execution and delivery of the Credit Agreement and the Ambac Assurance Notes, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

QUALIFICATIONS AND ASSUMPTIONS

(1) We are qualified to practice law in the State of Wisconsin and the opinions expressed herein relate solely to the laws of the State of Wisconsin and are limited to the presently existing statutes of the State of Wisconsin and the published decisions of the State of Wisconsin and federal courts.

(2) We assume that Ambac Financial is a Delaware corporation and wholly owns the outstanding capital stock of Ambac Assurance, which fact has been certified to us by Ambac Financial.

(3) The insurance laws of the State of Wisconsin govern the activities of Ambac Assurance and the agreements, transactions and other activities between Ambac Assurance and its affiliates, including Ambac Financial. The opinions set forth below are limited to the agreements and other documents specified herein and no opinion is rendered herein regarding any agreements or transactions between Ambac Assurance and its affiliates, including Ambac Financial.

OPINION

Based solely upon the foregoing and subject to the qualifications and assumptions stated above, in our opinion:

(1) Ambac Assurance is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin. Ambac Assurance is licensed as an insurance company by the Office of the Commissioner of Insurance of the State of Wisconsin.

(2) The execution, delivery and performance by Ambac Assurance of the Credit Agreement and the Ambac Assurance Notes: (a) are within Ambac Assurance’s corporate powers and have been duly authorized by all necessary corporate action on the part of Ambac Assurance; and (b) do not violate or contravene the Charter or Bylaws of Ambac Assurance or any laws or regulations of the State of Wisconsin.

(3) No authorization, approval or other action by and no notice to or filing with the Office of the Commissioner of Insurance of the State of Wisconsin or any other Wisconsin governmental authority or regulatory body is required for the due execution, delivery and performance by either Borrower of the Credit Agreement or any Ambac Assurance Note.

(4) a. The New York governing law clauses of the Credit Agreement and the Ambac Assurance Notes to which Ambac Assurance is a party are valid under the law of the State of Wisconsin.

b. Under the law of the State of Wisconsin, the law of the State of New York will be applied to the Loan Documents to which Ambac Assurance is a party, except to the extent that any term of such documents or any provision of the law of the State of New York applicable to such document violates an important public policy of the State of Wisconsin. We have no reason to believe that any such term violates an important public policy of the State of Wisconsin.

(5) Assuming that the Credit Agreement and the Ambac Assurance Notes are legal, valid, binding and enforceable under the law of the State of New York, the Credit Agreement and the Ambac Assurance Notes constitute the legal, valid and binding obligations of Ambac Assurance, and are enforceable against Ambac Assurance in accordance with their respective terms.

The opinions set forth above are subject to the following qualifications:

a. Our opinion in Paragraph 5 is subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar law affecting creditors’ rights generally.

b. Our opinion in Paragraph 5 above is also subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in proceeding in equity or at law).

                    , [                                        ] of Ambac Assurance may rely on the opinions above for the purpose of rendering his opinion letter pursuant to Section 3.01(c)(vii) of the Credit Agreement on the date hereof. In addition, a copy of this opinion letter may be delivered by each of you to any Eligible Assignee in connection with and at the time of any assignment and delegation by either of you as a Lender to such Eligible Assignee of a portion of your Loans and Commitment in accordance with the provisions of the Credit Agreement, and such Eligible Assignee may rely on the opinions expressed above with respect to the Credit Agreement as if this opinion letter were addressed and delivered to such Eligible Assignee on the date hereof.

This opinion letter speaks only as of the date hereof. We do not assume, and we expressly disclaim, any responsibility to advise any of you or any other person who is permitted to rely on any opinion expressed herein as specified in the next preceding paragraph of any change of law or fact that may occur after the date of this opinion letter even though such change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this opinion letter.

This opinion is given pursuant to the Credit Agreement and in connection with the Loan Documents and is not to be relied upon for any other purpose.

Very truly yours,

DEWITT ROSS & STEVENS S.C.

[ ]

EXHIBIT H

[FORM OF OPINION OF

BAKER BOTTS L.L.P.]

                     , 2007

To each of the Lenders listed on

Schedule I hereto and

Citibank, N.A.,

as Administrative Agent

Ambac Financial Group, Inc. and Ambac Assurance Corporation

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.01(c)(ix) of the First Amended and Restated Revolving Credit Agreement dated as of July 30, 2007 (the “Credit Agreement”), among Ambac Financial Group, Inc. and Ambac Assurance Corporation (the “Borrowers”), the Lenders parties thereto, and Citibank, N.A., as Administrative Agent for said Lenders. Terms defined in the Credit Agreement are used herein as therein defined.

We have acted as special New York counsel for the Borrowers in connection with the preparation, execution and delivery of the Credit Agreement.

In that connection, we have examined:

(1) The Credit Agreement.

(2) The documents furnished by each Borrower pursuant to Article III of the Credit Agreement, including the Notes furnished by each Borrower thereunder on the date hereof (for purposes of this opinion letter, the “Notes”).

We have also examined the originals, or copies certified to our satisfaction, of such certificates of officers of each Borrower and agreements, instruments and other documents, as we have deemed necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, we have, when relevant facts were not independently established by us, relied upon certificates of each Borrower.

In our examination of the documents, certificates and instruments referred to above, we have assumed the authenticity of all such documents, certificates and instruments submitted to us as originals, the genuineness of all signatures, the due authority of the parties executing such documents, certificates and instruments, and the conformity to authentic originals of all such documents, certificates or instruments submitted to us as copies. We have also assumed, without independent investigation, that (a) each Borrower (i) is a corporation duly organized and validly existing under the laws of the state of its organization and (ii) has full power and authority to enter into and perform its obligations under the Credit Agreement and the Notes, (b) the execution, delivery and performance by each Borrower of the Credit Agreement and the Notes have been duly authorized by all necessary board, company, member, manager or officer action and do not violate or contravene any law, rule or regulation applicable to either Borrower or any agreement, instrument or other document binding on or affecting either Borrower or any constituent document of either Borrower, (c) no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other Person is required for the due execution, delivery or performance by either Borrower of the Credit Agreement or the Notes, or if any such authorization, approval, action, notice or filing is required therefor, it has been duly obtained or made and is in full force and effect, (d) the Credit Agreement has been duly executed and delivered, with all necessary power and authority (corporate and otherwise), by each party thereto, other than the Borrowers, and is the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms and (e) the Credit Agreement and the Notes have been duly executed and delivered on behalf of each Borrower.

Based upon the foregoing and upon such investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that the Credit Agreement is, and if an Advance were made, each of the Notes evidencing such Advance would be, the legal, valid and binding obligations of each Borrower, enforceable against each Borrower in accordance with their respective terms.

Our opinion above is subject to the following qualifications:

(a) Our opinion is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally (including, without limitation, all laws relating to fraudulent transfers).

(b) Our opinion is also subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c) We express no opinion as to the enforceability of the indemnification provisions, or of release or exculpation provisions, set forth in Section 8.04(b) of the Credit Agreement to the extent enforcement thereof is contrary to public policy regarding the indemnification against or release or exculpation of criminal violations, intentional harm or acts of gross negligence or recklessness.

(d) Although the Credit Agreement provides for obligations of the Borrowers denominated in currencies other than Dollars, we express no opinion as to whether a court would award a judgment in a currency other than Dollars.

(e) We express no opinion with respect to the enforceability of any indemnity against loss in converting into a specified currency the proceeds or amount of a court judgment in another currency.

(f) Our opinion is limited to Generally Applicable Law and we do not express any opinion herein concerning any other law. “Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules and regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Credit Agreement and the Notes. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation (including, without limitation, any insurance law, rule or regulation) that is applicable to either of the Borrowers or to the Credit Agreement or the Notes solely because of the specific assets or business of any party to the Credit Agreement or the Notes or any of its affiliates.

A copy of this opinion letter may be delivered by each of you to any Eligible Assignee in connection with and at the time of any assignment and delegation by any of you as a Lender to such Eligible Assignee of a portion of your Advances and Commitment in accordance with the provisions of the Credit Agreement, and such Eligible Assignee may rely on the opinion expressed above with respect to the Credit Agreement as if this opinion letter were addressed and delivered to such Eligible Assignee on the date hereof.

This opinion letter is rendered to you in connection with the transactions contemplated by the Credit Agreement. This opinion letter may not be relied upon by you or any other Person who is permitted to rely on the opinion expressed herein as specified in the next preceding paragraph for any other purpose without our prior written consent.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise any of you or any other Person who is permitted to rely on the opinion expressed herein as specified in the second preceding paragraph of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this opinion letter.

Very truly yours,

EXHIBIT I

FORM OF OPINION OF

MILBANK, TWEED, HADLEY & McCLOY LLP

                     , 2007

Each of the Lenders party to

the Credit Agreement

referred to below

Citibank, N.A.,

as Administrative Agent

(the “Administrative Agent”)

2 Penns Way

Suite 110

New Castle, DE 19720

Ladies and Gentlemen:

We have acted as special New York counsel to Citibank, N.A., as Administrative Agent in connection with the First Amended and Restated Revolving Credit Agreement dated as of July 30, 2007 (the “Credit Agreement”) among Ambac Financial Group, Inc., and Ambac Assurance Corporation (collectively, the “Borrowers”), the banks, financial institutions and other institutional lenders party thereto and the Administrative Agent, amended and restating the Revolving Credit Agreement dated as of July 28, 2005 (as amended by Amendment No. 1 thereto dated as of July 28, 2006, the “Existing Credit Agreement”) among the Borrowers, the banks, financial institutions and other institutional lenders party thereto and the Administrative Agent. Capitalized terms used but not defined herein have the respective meanings given to such terms in the Credit Agreement. This opinion is being delivered pursuant to Section 3.01(c)(xi) of the Credit Agreement.

In rendering the opinions expressed below, we have examined the following agreements, instruments and other documents:

(i) the Credit Agreement; and

(ii) such other documents as we have deemed necessary as a basis for the opinions expressed below.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies, and we have assumed that all authorizations, approvals or consents of, and all filings and registrations with, any governmental or regulatory authority or agency required for the making and performance by each Borrower of the Credit Agreement have been obtained or made and are in effect. When relevant facts were not independently established, we have relied upon representations made in or pursuant to the Credit Agreement.

In rendering the opinions expressed below, we have assumed, with respect to all of the documents referred to in this opinion letter, that:

(i) such documents have been duly authorized by, have been duly executed and delivered by, and (except to the extent set forth below as to the Borrowers) constitute legal, valid, binding and enforceable obligations of, all of the parties to such documents;

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(ii) all signatories to such documents have been duly authorized;

(iii) all of the parties to such documents are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents; and

(iv) all Persons that are, immediately before the Effective Date, parties to the Existing Credit Agreement have executed and delivered the Credit Agreement or have otherwise consented to the amendment and restatement of the Existing Credit Agreement.

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that the Credit Agreement constitutes, and each of the Notes, when duly executed and delivered in accordance with the Credit Agreement will constitute, the legal, valid and binding obligation of each Borrower party thereto, enforceable against each such Borrower in accordance with its terms, except as may be limited by bankruptcy, fraudulent conveyance or transfer, insolvency, receivership, conservatorship, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally, and except as enforceability is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

The foregoing opinions are subject to the following comments and qualifications:

(A) The enforceability of provisions in the Credit Agreement to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

(B) The enforceability of Section 8.04(b) of the Credit Agreement may be limited by (i) laws rendering unenforceable indemnification contrary to Federal or state securities laws and the public policy underlying such laws and (ii) laws limiting the enforceability of provisions exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct.

(C) We express no opinion as to (i) the effect of the laws of any jurisdiction in which any Lender is located (other than the State of New York) that limit the interest, fees or other charges such Lender may impose, (ii) the last sentence of Section 2.14, (iii) Section 8.05 of the Credit Agreement or (iv) the first sentence of Section 8.14 of the Credit Agreement, insofar as such sentence relates to the subject matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to any of the Loan Documents.

(D) We point out with reference to obligations stated to be payable in a currency other than Dollars that (i)a New York statute provides that a judgment rendered by a court of the State of New York in respect of an obligation denominated in any such other currency would be rendered in such

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other currency and would be converted into Dollars at the rate of exchange prevailing on the date of entry of the judgment and (ii) a judgment rendered by a Federal court sitting in the State of New York in respect of an obligation denominated in any such other currency may be expressed in Dollars, but we express no opinion as to the rate of exchange that would be applied by such Federal court.

The foregoing opinions are limited to matters involving the Federal laws of the United States and the law of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction. We express no opinion as to any insurance laws or regulations that are applicable to either Borrower.

This opinion letter is provided to you by us in our capacity as special New York counsel to the Administrative Agent pursuant to Section 3.01(c)(xi) of the Credit Agreement and may not be relied upon by any Person for any purpose other than in connection with the transactions contemplated by the Credit Agreement without, in each instance, our prior written consent.

Very truly yours,

WFC/EFR

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